Exhibit 10.1

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

CHARTER COMMUNICATIONS OPERATING, LLC,
as Borrower

and

CHARTER COMMUNICATIONS HOLDINGS, LLC

J. P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers

J. P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners

BANK OF AMERICA, N.A.,
as Funding Agent

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK,
as Administrative Agents

TD SECURITIES (USA) INC., as Syndication Agent

Dated as of March 18, 1999
as Amended and Restated as of January 3, 2002
and as further Amended and Restated as of June 19, 2003

i

		Page

7.16.	CCO Parent	69
7.17.	Specified Non-Recourse Subsidiaries	70
7.18.	Limited Liability Company Agreements	70
7.19.	Transactions Prior to Guarantee and Pledge Date	70
SECTION 8.	EVENTS OF DEFAULT	70
SECTION 9.	THE AGENTS	74
9.1.	Appointment and Authorization of Agents	74
9.2.	Delegation of Duties	75
9.3.	Liability of Agents	75
9.4.	Reliance by Agents	76
9.5.	Notice of Default	76
9.6.	Credit Decision; Disclosure of Information by Agents	76
9.7.	Indemnification of Agents	77
9.8.	Agents in their Individual Capacities	77
9.9.	Successor Agents	78
9.10.	Funding Agent May File Proofs of Claim	78
9.11.	Collateral, Guaranty and Related Matters	79
9.12.	Other Agents; Arrangers and Managers	79
SECTION 10.	MISCELLANEOUS	80
10.1.	Amendments and Waivers	80
10.2.	Notices	81
10.3.	No Waiver; Cumulative Remedies	82
10.4.	Survival of Representations and Warranties	82
10.5.	Payment of Expenses and Taxes	82
10.6.	Successors and Assigns; Participations and Assignments	83
10.7.	Adjustments; Set-off	85
10.8.	Counterparts	86
10.9.	Severability	86
10.10.	Integration	86
10.11.	Governing Law	86
10.12.	Submission to Jurisdiction; Waivers	86
10.13.	Acknowledgments	87
10.14.	Confidentiality	87
10.15.	Waivers of Jury Trial	1

ANNEX:

A	Pricing Grid

SCHEDULES:

1.1A	Revolving Commitments and Tranche A Term Loans on Second Restatement Effective Date
4.15	Subsidiaries
4.20	UCC Filing Jurisdictions

EXHIBITS:
A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D-1	Form of Addendum and Authorization
D-2	Form of New Lender Supplement
D-3	Form of Increased Facility Activation Notice
E	Form of Assignment and Acceptance
F	Form of Prepayment Option Notice
G	Form of Exemption Certificate
H	Form of Specified Subordinated Note
I	Form of Assumption Agreement
J	[RESERVED]
K	Form of Vulcan Intercreditor Agreement
L	Form of Borrower LLC Agreement
M	Form of Management Agreement
N	Form of Notice of Borrowing
O	Form of Reinvestment Notice
P	Form of Supplemental Agreement

               SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 18, 1999, as amended and restated as of January 3, 2002 and as further amended and restated as of June 19, 2003, among CHARTER COMMUNICATIONS OPERATING, LLC, a Delaware limited liability company (the “Borrower”), CHARTER COMMUNICATIONS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), TD SECURITIES (USA) INC., as syndication agent (in such capacity, the “Syndication Agent”), BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, as Administrative Agents (in such capacity, together with any successors, the “Administrative Agents”), and BANK OF AMERICA, N.A., as Funding Agent (in such capacity, together with any successors, the “Funding Agent”).

W I T N E S S E T H :

               WHEREAS, Holdings and the Borrower entered into a Credit Agreement, dated as of March 18, 1999, as amended and restated as of January 3, 2002 (the “Existing Credit Agreement”), with the Administrative Agents and certain other parties;

               WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 5.1 hereof; and

               WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder, as further set forth in the Supplemental Agreement.

               NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Second Restatement Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

               1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

               “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

               “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

               “Addendum and Authorization”: an instrument, substantially in the form of Exhibit D-1, by which a Lender consents to the amendment and restatement of the Existing Credit Agreement pursuant hereto or becomes a party to this Agreement as of the Second Restatement Effective Date.

               “Administrative Agents”: as defined in the preamble hereto.

               “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

               “Agent-Related Persons”: the Funding Agent, the Administrative Agents, the Syndication Agent, the Joint Lead Arrangers and the Joint Bookrunners together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

               “Agents”: the collective reference to the Syndication Agent, the Administrative Agents and the Funding Agent.

               “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

               “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

               “Agreement”: this Second Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

               “Annualized Asset Cash Flow Amount”: with respect to any Disposition of assets, an amount equal to the portion of Consolidated Operating Cash Flow for the most recent Asset Disposition Test Period ending prior to the date of such Disposition which was contributed by such assets multiplied by four.

               “Annualized Operating Cash Flow”: for any fiscal quarter, an amount equal to Consolidated Operating Cash Flow for such period multiplied by four.

               “Annualized Pro Forma Operating Cash Flow”: an amount, determined on any Disposition Date or Exchange Date in connection with any proposed Disposition or Exchange pursuant to Section 7.5(e) or (f), equal to Consolidated Operating Cash Flow for the most recent Asset Disposition Test Period multiplied by four, calculated in the manner contemplated by Section 1.2(e) but excluding the effect of such Disposition or Exchange.

               “Applicable Margin”: (a) with respect to Tranche A Term Loans, Tranche B Term Loans, Revolving Loans, Swingline Loans and Existing Incremental Term Loans, the per annum rates determined in accordance with the Pricing Grid and (b) with respect to Incremental Term Loans (other than Existing Incremental Term Loans), such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

               “Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

               “Approved Fund”: with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

               “Asset Disposition Test Period”: as of any date of determination, the most recent fiscal quarter as to which financial statements have been delivered pursuant to Section 6.1.

               “Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding (a) Exchanges pursuant to which no cash consideration is received by the Borrower or any of its Subsidiaries and (b) any such Disposition permitted by clause (a), (b), (c) or (d) of Section 7.5) that yields gross cash proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

               “Assignee”: as defined in Section 10.6(c).

               “Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E.

               “Assignor”: as defined in Section 10.6(c).

               “Assumption Agreement”: an Assumption Agreement, substantially in the form of Exhibit I, pursuant to which the CCO Parent shall become a Grantor and a Guarantor under the Guarantee and Collateral Agreement and a party to this Agreement.

               “Attributable Debt”: in respect of a sale and leaseback transaction entered into by the CCO Parent, the Borrower or any of its Subsidiaries, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the sole option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

               “Authorizations”: all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC, applicable public utilities and other Governmental Authorities, including, without limitation, CATV Franchises, FCC Licenses and Pole Agreements.

               “Available Existing Revolving Commitment”: as to any Existing Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Existing Revolving Commitment then in effect over (b) such Lender’s Existing Revolving Extensions of Credit then outstanding.

               “Available Restatement Revolving Commitment”: as to any Restatement Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Restatement Revolving Commitment then in effect over (b) such Lender’s Restatement Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Restatement Revolving Extensions of Credit for the purpose of determining such Lender’s Available Restatement Revolving Commitment pursuant to Section 2.6(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

               “Available Revolving Commitments”: the Available Existing Revolving Commitments or the Available Restatement Revolving Commitments, as applicable.

               “Benefitted Lender”: as defined in Section 10.7(a).

               “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

               “Borrower”: as defined in the preamble hereto.

               “Borrower Group”: as defined in Section 6.1(a).

               “Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

               “Budget”: as defined in Section 6.2(c).

               “Business”: as defined in Section 4.17(b).

               “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Dallas, Texas are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London, England interbank eurodollar market.

               “Calculation Date”: as defined in Section 6.2(f).

               “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

               “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at the time of acquisition at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

               “CATV Franchise”: collectively, with respect to the Borrower and its Subsidiaries, (a) any franchise, license, permit, wire agreement or easement granted by any political jurisdiction or unit or other local, state or federal franchising authority (other than licenses, permits and easements not material to the operations of a CATV System) pursuant to which such Person has the right or license to operate a CATV System and (b) any law, regulation, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any franchise, license, permit, wire agreement or easement described in clause (a) of this definition.

               “CATV System”: any cable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to customers of the Borrower or any of its Subsidiaries.

               “CCHC”: Charter Communications Holding Company, LLC, a Delaware limited liability company, together with its successors.

               “CCI”: Charter Communications, Inc., a Delaware corporation, together with its successors.

               “CCI Group”: the collective reference to CCI, CCHC, Holdings and each of their respective Subsidiaries (including the Borrower and its Subsidiaries) and any Non-Recourse Subsidiaries.

               “CCO Parent”: CCO Holdings, LLC, a Delaware limited liability company, together with any successor thereto.

               “Charter Group”: the collective reference to CCI, CCHC, the Designated Holding Companies, the Borrower and its Subsidiaries, together with any member of the Paul Allen Group or any Affiliate of any such member that, in each case, directly or indirectly owns more than 50% of the Equity Interests (determined on the basis of economic interests) in the Borrower or any of its Subsidiaries. Notwithstanding the foregoing, no individual and no entity organized for estate planning purposes shall be deemed to be a member of the Charter Group.

               “Charter Group Indebtedness”: any Indebtedness owing to any member of the Charter Group.

               “Code”: the Internal Revenue Code of 1986, as amended from time to time.

               “Collateral”: all property of the Loan Parties (other than Holdings), now owned or hereafter acquired, upon which a Lien is purported to be created by the Guarantee and Collateral Agreement.

               “Commitment Fee Rate”: the per annum rate determined in accordance with the Pricing Grid.

               “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer under Section 414 of the Code.

               “Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

               “Confidential Information Memorandum”: (a) the collective reference to the Confidential Information Memorandum dated May 2003 and furnished to certain of the Lenders in connection with the amendment and restatement of the Existing Credit Agreement and (b) any other information memorandum authorized by the Borrower to be distributed to one or more Lenders or prospective Lenders in connection with any other syndication of any of the Facilities (including in connection with any increase in the amount thereof).

               “Consent Deadline”: the consent deadline shall be 6:00 P.M. (EST) on June 17, 2003.

               “Consideration”: with respect to any Investment or Disposition, (a) any cash or other property (valued at fair market value in the case of such other property) paid or transferred in connection therewith, (b) the principal amount of any Indebtedness assumed in connection therewith and (c) any letters of credit, surety arrangements or security deposits posted in connection therewith.

               “Consolidated Debt Service Coverage Ratio”: as of the last day of any period, the ratio of (a) Annualized Operating Cash Flow determined in respect of the fiscal quarter ending on such day to (b) the sum of (i) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day and (ii) scheduled principal payments on Indebtedness of the Borrower or any of its Subsidiaries for the period of four consecutive fiscal quarters commencing immediately after such day (or, in the case of any Revolving Facility, the excess, if any, of the relevant Total Revolving Extensions of Credit outstanding on such day over the amount of the relevant Total Revolving Commitments scheduled to be in effect at the end of such period of four consecutive fiscal quarters); provided, however, that the final scheduled installment of principal of the Tranche B Term Facility and the Incremental Term Facility shall be excluded from the calculation of amounts under this clause (ii).

               “Consolidated Interest Coverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day.

               “Consolidated Interest Expense”: for any period, the sum of (a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) and (b) all Restricted Payments made by the Borrower during such period in order to enable any of its Affiliates to pay cash interest expense in respect of Indebtedness of such Affiliate.

               “Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Annualized Operating Cash Flow determined in respect of the fiscal quarter ending on such day.

               “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, GAAP to the contrary notwithstanding, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (including any Excluded Acquired Subsidiary) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (d) whether or not distributed, the income of any Non-Recourse Subsidiary.

               “Consolidated Operating Cash Flow”: for any period with respect to the Borrower and its Subsidiaries, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expense, (iv) management fees expensed during such period, (v) any extraordinary or non-recurring non-cash expenses or non-cash losses, provided that in the event that the Borrower or any Subsidiary makes any cash payment in respect of any such extraordinary or non-recurring non-cash expense, such cash payment shall be deducted from Consolidated Operating Cash Flow in the period in which such cash payment is made, (vi) losses on Dispositions of assets outside of the ordinary course of business, and (vii) other noncash items reducing such Consolidated Net Income and minus, without duplication and to the extent included in the statement of Consolidated Net Income for such period, the sum of (i) any extraordinary or non-recurring non-cash income or non-cash gains, (ii) gains on Dispositions of assets outside of the ordinary course of business and (iii) other noncash items increasing such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.

               “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (other than, in the case of contingent obligations of the type described in clause (f) of the definition of “Indebtedness”, any such obligations not constituting L/C Obligations) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

               “Contractual Obligation”: as to any Person, any provision of any debt or equity security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

               “Credit Facilities”: (a) the facilities under the Loan Documents, and (b) one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit to refinance or replace the then existing Credit Facilities.

               “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

               “Designated Holding Companies”: the collective reference to Holdings, each direct and indirect Subsidiary, whether now existing or hereafter created or acquired, of Holdings of which the CCO Parent is a direct or indirect Subsidiary and the CCO Parent.

               “Designated Holding Company Debt”: the collective reference to all Indebtedness of the Designated Holding Companies.

               “Disposition”: with respect to any property, any sale, lease (other than leases in the ordinary course of business, including leases of excess office space and fiber leases), sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including pursuant to an exchange for other property. The terms “Dispose” and “Disposed of” shall have correlative meanings.

               “Disposition Date”: as defined in Section 7.5(e).

               “Dollars” and “$”: dollars in lawful currency of the United States.

               “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

               “Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

               “Equity Interests”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership and any and all other equivalent ownership interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing.

               “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

               “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

               “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Funding Agent or, in the absence of such availability, by reference to the rate at which the Funding Agent is offered Dollar deposits at or about 10:00 A.M., Dallas time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

               “Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

               “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements

               “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

               “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

               “Exchange”: any exchange of operating assets for other operating assets in a Permitted Line of Business and, subject to the last sentence of this definition, of comparable value and use to those assets being exchanged, including exchanges involving the transfer or acquisition (or both transfer and acquisition) of Equity Interests of a Person so long as 100% of the Equity Interests of such Person are transferred or acquired, as the case may be. It is understood that exchanges of the kind described above as to which a portion of the consideration paid or received is in the form of cash shall nevertheless constitute “Exchanges” for the purposes of this Agreement.

               “Exchange Date”: the date of consummation of any Exchange.

               “Exchange Excess Amount”: as defined in Section 7.5(f).

               “Excluded Acquired Subsidiary”: any Subsidiary described in paragraph (g) or (h) of Section 7.2 to the extent that the documentation governing the Indebtedness referred to in said paragraph prohibits such Subsidiary from becoming a Subsidiary Guarantor, but only so long as such Indebtedness remains outstanding.

               “Existing Credit Agreement”: as defined in the recitals.

               “Existing Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement as defined in the Existing Credit Agreement.

               “Existing Incremental Term Lender”: each Lender that is the holder of an Existing Incremental Term Loan.

               “Existing Incremental Term Loan”: as defined in Section 2.1(a).

               “Existing Incremental Term Percentage”: as to any Existing Incremental Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Existing Incremental Term Loans then outstanding constitutes of the aggregate principal amount of all Existing Incremental Term Loans then outstanding.

               “Existing Revolving Aggregate Committed Amount”: the sum of the Total Existing Revolving Commitments as in effect on the Second Restatement Effective Date and the amount of any increases therein effected pursuant to Section 2.1(c).

               “Existing Revolving Commitment”: as to any Revolving Lender, the obligation of such Lender, if any, to make Existing Revolving Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Existing Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance or New Lender Supplement pursuant to which such

Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

               “Existing Revolving Extensions of Credit”: as to any Existing Revolving Lender at any time, an amount equal to the aggregate principal amount of all Existing Revolving Loans held by such Lender then outstanding.

               “Existing Revolving Facility”: as defined in the definition of “Facility”.

               “Existing Revolving Lender”: each Lender that has an Existing Revolving Commitment or that holds Existing Revolving Loans.

               “Existing Revolving Loans”: as defined in Section 2.1(b).

               “Existing Tranche A Aggregate Funded Amount”: the sum of the aggregate principal amount of Existing Tranche A Term Loans maintained pursuant to Section 2.1(a) and the aggregate principal amount of Existing Tranche A Term Loans made pursuant to Section 2.1(c).

               “Existing Tranche A Term Facility”: as defined in the definition of “Facility”.

               “Existing Tranche A Term Lender”: each Lender that is the holder of an Existing Tranche A Term Loan.

               “Existing Tranche A Term Loan”: as defined in Section 2.1(a).

               “Existing Tranche A Term Percentage”: as to any Existing Tranche A Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Existing Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of all Existing Tranche A Term Loans then outstanding.

               “Facility”: each of (a) the Existing Tranche A Term Loans (the “Existing Tranche A Term Facility”), (b) the Restatement Tranche A Term Loans (the “Restatement Tranche A Term Facility”), (c) the Tranche B Term Loans (the “Tranche B Term Facility”), (d) the Incremental Term Loans (the “Incremental Term Facility”), (e) the Existing Revolving Commitments and the extensions of credit made thereunder (the “Existing Revolving Facility”) and (f) the Restatement Revolving Commitments and the extensions of credit made thereunder (the “Restatement Revolving Facility”).

               “FCC”: the Federal Communications Commission and any successor thereto.

               “FCC License”: any community antenna relay service, broadcast auxiliary license, earth station registration, business radio, microwave or special safety radio service license issued by the FCC pursuant to the Communications Act of 1934, as amended.

               “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Funding Agent from three federal funds brokers of recognized standing selected by it.

               “Financial Advisor”: Loughlin Meghji + Co. Inc.

               “First Restatement Effective Date”: January 3, 2002.

               “Flow-Through Entity”: any Person that is not treated as a separate tax paying entity for United States federal income tax purposes.

               “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

               “Funding Agent”: as defined in the preamble hereto.

               “Funding Office”: the office of the Funding Agent specified in Section 10.2 or such other office as may be specified from time to time by the Funding Agent as its funding office by written notice to the Borrower and the Lenders.

               “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on June 1, 2003 and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 6.1 prior to June 1, 2003. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agents agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agents and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in (a) accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, (b) the Borrower’s manner of accounting as directed or otherwise required or requested by the SEC (including such SEC changes affecting a Qualified Parent Company and applicable to the Borrower), and (c) the Borrower’s manner of accounting addressed in a preferability letter from the Borrower’s independent auditors to the Borrower (or a Qualified Parent Company and applicable to the Borrower) in order for such auditor to deliver an opinion on the Borrower’s financial statements required to be delivered pursuant to Section 6.1 without qualification.

               “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

               “Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, and to which the CCO Parent will become a party upon the occurrence of the Guarantee and Pledge Date, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

               “Guarantee and Pledge Date”: the first Calculation Date on which (a) the calculation set forth in the officer’s certificate required to be delivered in Section 6.2(f) demonstrates that, after giving pro forma effect to the CCO Parent becoming a Guarantor, Holdings would have been able to satisfy the Leverage Condition, or (b) the Leverage Condition is no longer applicable (whether as a result of payment in full, defeasance or otherwise, but not as a result of an exception not requiring satisfaction of the Leverage Condition) to the ability of the CCO Parent to take the actions and enter into the transactions contemplated by Section 6.13.

               “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

               “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors, and, upon the occurrence of the Guarantee and Pledge Date, the CCO Parent.

               “Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

               “Helicon”: Charter Helicon, LLC, a Delaware limited liability company.

               “Helicon Preferred Stock”: 100% of the Class A Preferred Membership Interest in Helicon, with a dividend rate of 10% per annum and an aggregate redemption value of $25,000,000, having the terms and conditions in effect on the First Restatement Effective Date.

               “Holdings”: as defined in the preamble hereto, together with any successor thereto.

               “Holdings Existing Debt Documents”: all indentures and any other agreements, documents or instruments governing any Indebtedness of Holdings outstanding on the Second Restatement Effective Date.

               “Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.1(c).

               “Increased Facility Activation Notice”: a notice substantially in the form of Exhibit D-3.

               “Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

               “Incremental Term Facility”: as defined in the definition of “Facility”.

               “Incremental Term Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan (including Existing Incremental Term Loans).

               “Incremental Term Loans”: as defined in Section 2.1(a).

               “Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice (other than the Existing Incremental Term Loans), the maturity date specified in such Increased Facility Activation Notice, which date shall be a date at least six months after the final maturity of the Tranche B Term Loans.

               “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Equity Interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8(e) and (f) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

               “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

               “Insolvent”: pertaining to a condition of Insolvency.

               “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

               “Intercompany Note”: as defined in the Guarantee and Collateral Agreement.

               “Intercompany Obligations”: as defined in the Guarantee and Collateral Agreement.

               “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

               “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, if consented to by (which consent shall not be unreasonably withheld) each Lender under the relevant Facility, nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if consented to by (which consent shall not be unreasonably withheld) each Lender under the relevant Facility, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Funding Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Tranche A Term Loans, the Tranche B Term Loans or the relevant Incremental Term Loans, as the case may be;

               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

               “Intermediate Holding Companies”: the collective reference to each of the Designated Holding Companies other than Holdings and the CCO Parent.

               “Intracreditor Assignee”: as defined in Section 10.6(c).

               “Investments”: as defined in Section 7.7.

               “Issuing Lender”: each of the Funding Agent and any other Restatement Revolving Lender that has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Funding Agent as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.

               “Joint Bookrunners”: J. P. Morgan Securities Inc. and Banc of America Securities LLC.

               “Joint Lead Arrangers”: J. P. Morgan Securities Inc. and Banc of America Securities LLC.

               “KPMG”: KPMG, LLP.

               “LaGrange Documents”: collectively, the LaGrange Indenture, the LaGrange Sale-Leaseback Agreement, the LaGrange Management Agreement, the LaGrange Subordination Agreement and the organizational documents of the LaGrange Subsidiaries, in each case as in effect on the First Restatement Effective Date or as amended from time to time thereafter in a manner that does not materially and adversely affect the interests of the Lenders and does not result in materially more onerous terms and conditions with respect to the Borrower and its Subsidiaries.

               “LaGrange Indenture”: the Trust Indenture and Security Agreement, dated as of July 1, 1998, between the LaGrange Development Authority and Reliance Trust Company, as trustee.

               “LaGrange Management Agreement”: the Management Agreement, dated as of August 4, 1998, between Charter Communications, LLC and Charter-LaGrange, L.L.C.

               “LaGrange Sale-Leaseback Agreement”: the Lease Agreement, dated as of July 1, 1998, between the LaGrange Development Authority and Charter LaGrange, L.L.C.

               “LaGrange Subordination Agreement”: the Management Fee Subordination Agreement, dated as of July 1, 1998, among Charter Communications, LLC, Charter-LaGrange, L.L.C. and the LaGrange Development Authority.

               “LaGrange Subsidiaries”: collectively, CF Finance LaGrange, Inc., a Georgia corporation, and Charter LaGrange, L.L.C., a Georgia limited liability company, and their respective Subsidiaries.

               “L/C Commitment”: $350,000,000.

               “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

               “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

               “L/C Participants”: with respect to any Letter of Credit, the collective reference to all Restatement Revolving Lenders other than the Issuing Lender that issued such Letter of Credit.

               “Lender Party”: as defined in Section 10.14.

               “Lenders”: as defined in the preamble hereto.

               “Letters of Credit”: as defined in Section 3.1(a).

               “Leverage Condition”: the condition in the Senior Note Indenture that permits Holdings and its Restricted Subsidiaries (as defined in the Senior Note Indenture) to take any action, consummate any transaction, or suffer any condition to exist if, after giving effect to such action, transaction or condition, Holdings would be permitted to incur at least $1.00 of additional Indebtedness (as defined in the Senior Note Indenture) pursuant to the Leverage Ratio (as defined in the Senior Note Indenture) test as set forth in the first paragraph of Section 4.10 of the Senior Note Indenture.

               “License”: as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.

               “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

               “LLC Agreement”: as defined in Section 5.1(d).

               “LLC Arrangement”: as defined in the LLC Agreement.

               “LLC Arrangement Notice”: as defined in the LLC Agreement.

               “Loan”: any loan made or held by any Lender pursuant to this Agreement.

               “Loan Documents”: this Agreement, the Guarantee and Collateral Agreement, the Notes, the Supplemental Agreement, the LLC Agreement (solely with respect to those provisions relating to the LLC Arrangement, it being agreed that the LLC Agreement shall cease to be a Loan Document when the LLC Arrangement is no longer effective as provided therein), and any other agreements, documents or instruments to which any Loan Party is party and which is designated as a Loan Document.

               “Loan Parties”: Holdings, the CCO Parent (after the Guarantee and Pledge Date), the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

               “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of any Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the relevant Total Revolving Commitments).

               “Management Fee Agreement”: the Second Amended and Restated Management Agreement dated as of June 19, 2003 between the Borrower and CCI as amended, replaced or supplemented or otherwise modified from time to time in accordance with Section 7.8(d).

               “Marketable Indebtedness”: any Indebtedness (i) issued in connection with a registered public offering or Rule 144A private placement, or (ii) that provides the holders thereof with registration rights whether or not contingent.

               “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of this Agreement or any of the other Loan

Documents or the rights or remedies of the Funding Agent, the Administrative Agents or the Lenders hereunder or thereunder.

               “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

               “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

               “Net Cash Amount”: as of any date of determination, after giving effect to any borrowing on such date, (a) the sum of (i) cash on hand of the Borrower and the Subsidiary Guarantors immediately prior thereto excluding amounts contained in (A) accounts for deposit of receipts from operations that are swept to operating or other concentration accounts so long as such deposits continue to be swept into such operating or concentration accounts no less frequently than every other Business Day in accordance with the practices of the Borrower and the Subsidiary Guarantors in effect as of December 31, 2002, and (B) petty cash accounts, (ii) the face amount of Cash Equivalents held by the Borrower and the Subsidiary Guarantors immediately prior thereto, and (iii) the amount of such borrowing, minus (b) the sum of (i) the aggregate cash and Cash Equivalents reserved for reinvestments contemplated under the Reinvestment Notices then delivered plus the Net Cash Proceeds of any Reinvestment Event received on or within five Business Days prior to such date or to be received within five Business Days after such date, to the extent that the Borrower intends to deliver a Reinvestment Notice with respect to such Net Cash Proceeds, (ii) the aggregate amount of cash or Cash Equivalents deposited as cash collateral for letters of credit and ordinary course credit support, in each case, as permitted hereunder, and (iii) the aggregate amount of the proceeds of such borrowing, cash and proceeds of Cash Equivalents that are anticipated to be used within the 21-day period commencing on the date of receipt of the proceeds of such borrowing.

               “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to the Guarantee and Collateral Agreement) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

               “New Lender”: as defined in Section 2.1(d).

               “New Lender Supplement”: as defined in Section 2.1(d).

               “Non-Excluded Taxes”: as defined in Section 2.17(a).

               “Non-Recourse Subsidiary”: (a) (i) the Specified Non-Recourse Subsidiaries or (ii) any other Subsidiary of the Borrower created, acquired or activated by the Borrower or any of its Subsidiaries in connection with any Investment made pursuant to Section 7.7(g) that is designated as such by the Borrower substantially concurrently with such creation, acquisition or activation and (b) any Subsidiary of any Specified Non-Recourse Subsidiary or of such designated Subsidiary, provided, that (i) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a Guarantee Obligation, by operation of law or otherwise) against the Borrower or any of its other Subsidiaries (other than another Non-Recourse Subsidiary) in respect of any Indebtedness or other obligation of any such Subsidiary (other than in respect of (A) a non-recourse pledge of Equity Interests in such Subsidiary, (B) transactions between the Borrower and its Subsidiaries (other than Specified Non-Recourse Subsidiaries), on the one hand, and any Specified Non-Recourse Subsidiary, on the other hand, and (C) transactions among Specified Non-Recourse Subsidiaries, in each case, that would not have been prohibited if the Organizational Restructuring had not occurred); (ii) neither the Borrower nor any of its Subsidiaries (other than another Non-Recourse Subsidiary) shall become a general partner of any such Subsidiary; (iii) no default with respect to any Indebtedness of any such Subsidiary, other than Indebtedness of a Specified Non-Recourse Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Subsidiary), shall permit solely as a result of such Indebtedness being in default or accelerated (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or its other Subsidiaries (other than another Non-Recourse Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; (iv) no such Subsidiary shall own any Equity Interests of, or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower (other than another Non-Recourse Subsidiary); (v) no Investments may be made in any such Subsidiary by the Borrower or any of its Subsidiaries (other than by another Non-Recourse Subsidiary) except to the extent permitted under (A) Section 7.7(h) solely with respect to the Specified Non-Recourse Subsidiaries, (B) Section 7.7(g) solely with respect to Non-Recourse Subsidiaries that are not Specified Non-Recourse Subsidiaries, and (C) Section 7.7(i) with respect to any of the Non-Recourse Subsidiaries; (vi) the Borrower shall not directly own any Equity Interests in such Subsidiary other than the Equity Interests of Specified Non-Recourse Holdco or any of the other Specified Non-Recourse Subsidiaries; and (vii) at the time of such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom. It is understood that Non-Recourse Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.

               “Non-U.S. Lender”: as defined in Section 2.17(d).

               “Notes”: the collective reference to any promissory note evidencing Loans.

               “Notice of Borrowing”: an irrevocable notice of borrowing, substantially in the form of Exhibit N, to be delivered in connection with each extension of credit hereunder.

               “Organizational Restructuring”: (a) the creation by Holdings of (i) Specified Non-Recourse Holdco, as a direct Wholly Owned Subsidiary, (ii) at the election of Holdings, one or more Intermediate Holding Companies as direct or indirect Wholly Owned Subsidiaries, and (iii) the CCO Parent, as a direct or indirect Wholly Owned Subsidiary of Holdings and each of the Intermediate Holding Companies; and (b) concurrently with the occurrence of the Second Restatement Effective Date, which shall be deemed to occur in the following order: (i) the contribution by Holdings of all of the Equity Interests in each of its direct Subsidiaries (other than the Borrower, Charter Communications Holdings Capital Corporation, the Intermediate Holding Companies, and Specified Non-Recourse Holdco), including, without limitation, the Equity Interests in the Specified Non-Recourse Subsidiaries described in clause (b) of the definition thereof to Specified Non-Recourse Holdco; (ii) the contribution by Holdings of all of the Equity Interests in Specified Non-Recourse Holdco to the Borrower, (iii) the

contribution by Holdings of all of the Equity Interests in the Borrower to the CCO Parent, and (iv) the release by the Funding Agent of any security interest granted by Holdings under the Existing Guarantee and Collateral Agreement.

               “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

               “Participant”: as defined in Section 10.6(b).

               “Paul Allen Contributions”: any capital contribution made by Paul G. Allen or any of his Affiliates, directly or indirectly, to the Borrower or any of its Subsidiaries.

               “Paul Allen Group”: the collective reference to (a) Paul G. Allen, (b) his estate, spouse, immediate family members and heirs and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Paul G. Allen or such other Persons referred to in clause (b) above or a combination thereof.

               “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

               “Permitted Line of Business”: as defined in Section 7.14(a).

               “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

               “Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which a Loan Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

               “Pole Agreement”: any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any CATV System.

               “Prepayment Obligation”: with respect to any Person, any (x) obligation to prepay, redeem, purchase or defease any Indebtedness of such Person or (y) obligation to make an offer to prepay, redeem, purchase or defease any Indebtedness of such Person, in each case, prior to the stated maturity thereof, to the extent that such obligation or obligation to make an offer results from the occurrence of an event or condition or the failure to satisfy, maintain or comply with a limitation, restriction or prohibition contained in the documents or instruments governing such Indebtedness, in any such case, that is of the type which would customarily be set forth as a default in, or as a covenant, a breach of which would customarily be a default in, a bank credit facility or in an institutional note purchase agreement of a type customarily used by financial institutions or other institutional lenders; provided, that any such obligation or obligation of any such Person (other than the Borrower and its Subsidiaries but not including Excluded Acquired Subsidiaries) to make such offer shall not constitute a “Prepayment Obligation” if any such Person, at the time such obligation or obligation to make such offer arises (without regard to any grace or cure period), has Available Cash in an amount reasonably expected to be sufficient to satisfy (after giving effect to any other prepayment or similar events as described above arising out of such event or condition), such obligation or to consummate such offer on the date it is due. As used herein, “Available

Cash” means any combination of (a) cash, (b) cash equivalents, (c) bona fide financing commitments and (d) if any Subsidiary or any Qualified Parent Company of such Person has (or, based on agreements or bona fide commitments then in effect, is reasonably expected to have prior to such obligation or consummation of such offer becoming due) proceeds of any incurrence of Indebtedness or issuance of Equity Interests or asset sales, commitments from such Subsidiary or Qualified Parent Company to provide such Person with the proceeds thereof (or to use such proceeds to satisfy such obligation or offer) so long as such proceeds (i) are permitted to be provided to such Person or so utilized, (ii) are not required to be applied in any other manner, and (iii) do not give rise to an additional Prepayment Obligation.

               “Pricing Grid”: the pricing grid attached hereto as Annex A.

               “Prime Rate”: the rate of interest per annum publicly announced from time to time by the Funding Agent as its prime rate in effect at its principal office in Dallas, Texas (the Prime Rate not being intended to be the lowest rate of interest charged by the Funding Agent in connection with extensions of credit to debtors).

               “Properties”: as defined in Section 4.17(a).

               “Qualified Indebtedness”: (a) with respect to a Qualified Parent Company, (i) the Vulcan Facility, and (ii) any other Indebtedness (A) which is issued in a Rule 144A or other private placement or registered public offering (including in an exchange transaction), (B) which is not held by any member of the CCI Group and (C) as to which 100% of the Net Cash Proceeds thereof, if any, are or were used by such Qualified Parent Company to make Investments in one or more of its Subsidiaries engaged substantially in businesses of the type described in Section 7.14(a) and/or to refinance other Qualified Indebtedness or Indebtedness of the Borrower (including by tender or exchange), and (b) with respect to an Affiliate of the Borrower, any Indebtedness (other than the Vulcan Facility) as to which 100% of the Net Cash Proceeds thereof, if any, are or were contributed to the Borrower.

               “Qualified LaGrange Entity”: any LaGrange Subsidiary that both (a) is a party to or otherwise bound by, or formed as a condition to, the LaGrange Documents and (b) has assets (either directly or through any Subsidiary or other Equity Interests) as reflected on its balance sheet with an aggregate value of no more than $25,000,000.

               “Qualified Parent Company”: CCI or any of its direct or indirect Subsidiaries, in each case provided that the Borrower shall be a direct or indirect Subsidiary of such Person.

               “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

               “Refunded Swingline Loans”: as defined in Section 2.5(b).

               “Register”: as defined in Section 10.6(d).

               “Regulation U”: Regulation U of the Board as in effect from time to time.

               “Reimbursement Obligation”: the obligation of the Borrower to reimburse the relevant Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

               “Reinvestment Deadline”: as defined in the definition of “Reinvestment Notice”.

               “Reinvestment Deferred Amount”: as of any date of determination, with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection with such Reinvestment Event, that are not applied to prepay the Term Loans pursuant to Section 2.9(a) as a result of the delivery of a Reinvestment Notice as such amount may be reduced from time to time by application of such Net Cash Proceeds to acquire assets useful in the Borrower’s business.

               “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

               “Reinvestment Notice”: a written notice, in substantially the form attached as Exhibit O hereto, stating that (a) no Event of Default has occurred and is continuing, (b) the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of such Asset Sale or Recovery Event to acquire assets useful in its business, on or prior to the earlier of (i) the date that is eighteen months from the date of receipt of such Net Cash Proceeds and (ii) the Business Day immediately preceding the date on which such proceeds would be required to be applied, or to be offered to be applied, to prepay, redeem or defease any Indebtedness of the Borrower or any of its Affiliates (other than Indebtedness under this Agreement) if not applied as described above (such earlier date, the “Reinvestment Deadline”), and (c) such use will not require purchases, repurchases, redemptions or prepayments (or offers to make purchases, repurchases, redemptions or prepayments) of any other Indebtedness of the Borrower or any of its Affiliates.

               “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto then outstanding on the Reinvestment Prepayment Date.

               “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earliest of (a) the relevant Reinvestment Deadline (as defined in the definition of “Reinvestment Notice”), (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount, and (c) the date on which an Event of Default under Section 8(a) or 8(g) occurs and for so long as any such Event of Default is continuing.

               “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

               “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

               “Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

               “Required Prepayment Lenders”: the Majority Facility Lenders in respect of each Facility (with the Tranche B Term Facility and the Incremental Term Facility being treated for this purpose as a single Facility).

               “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, any of the chief financial officer or any other financial officer of the Borrower.

               “Restatement Revolving Aggregate Committed Amount”: the sum of the Total Restatement Revolving Commitments as in effect on the First Restatement Effective Date and the amount of any increases therein effected pursuant to Section 2.1(c).

               “Restatement Revolving Commitment”: as to any Revolving Lender, the obligation of such Lender, if any, to make Restatement Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Restatement Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

               “Restatement Revolving Extensions of Credit”: as to any Restatement Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Restatement Revolving Loans held by such Lender then outstanding, (b) such Lender’s Restatement Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Restatement Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

               “Restatement Revolving Facility”: as defined in the definition of “Facility”.

               “Restatement Revolving Lender”: each Lender that has a Restatement Revolving Commitment or that holds Restatement Revolving Loans.

               “Restatement Revolving Loans”: as defined in Section 2.1(b).

               “Restatement Revolving Percentage”: as to any Restatement Revolving Lender at any time, the percentage which such Lender’s Restatement Revolving Commitment then constitutes of the Total Restatement Revolving Commitments (or, at any time after the Restatement Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Restatement Revolving Loans then outstanding constitutes of the aggregate principal amount of the Restatement Revolving Loans then outstanding).

               “Restatement Tranche A Aggregate Funded Amount”: the sum of the aggregate principal amount of Restatement Tranche A Term Loans made or maintained pursuant to Section 2.1(a) and the aggregate principal amount of Restatement Tranche A Term Loans made pursuant to Section 2.1(c).

               “Restatement Tranche A Term Facility”: as defined in the definition of “Facility”.

               “Restatement Tranche A Term Lender”: each Lender that is the holder of a Restatement Tranche A Term Loan.

               “Restatement Tranche A Term Loan”: as defined in Section 2.1(a).

               “Restatement Tranche A Term Percentage”: as to any Restatement Tranche A Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Restatement

Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of all Restatement Tranche A Term Loans then outstanding.

               “Restricted Payments”: as defined in Section 7.6.

               “Revolving Commitment”: any Existing Revolving Commitment or Restatement Revolving Commitment, as applicable.

               “Revolving Commitment Period”: the period ending on the Revolving Termination Date.

               “Revolving Extensions of Credit”: the Existing Revolving Extensions of Credit or the Restatement Revolving Extensions of Credit, as applicable.

               “Revolving Facility”: the Existing Revolving Facility or the Restatement Revolving Facility, as applicable.

               “Revolving Lender”: any Existing Revolving Lender or Restatement Revolving Lender, as applicable.

               “Revolving Loans”: any Existing Revolving Loan or Restatement Revolving Loan, as applicable.

               “Revolving Termination Date”: September 18, 2007.

               “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

               “Second Restatement Effective Date”: the date on which the conditions precedent set forth in Section 5.1 hereof shall have been satisfied.

               “Senior Note Indenture”: the collective reference to the Indentures entered into by Holdings and Charter Communications Holdings Capital Corporation in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by Holdings or Charter Communications Holdings Capital Corporation in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.8.

               “Senior Notes”: the senior notes and senior discount notes of Holdings and Charter Communications Holdings Capital Corporation issued on or about the Stage One Closing Date pursuant to the Senior Note Indenture.

               “Shell Subsidiary”: any Subsidiary of the Borrower that is a “shell” company having (a) assets (either directly or through any Subsidiary or other Equity Interests) with an aggregate value not exceeding $100,000 and (b) no operations.

               “Silo”: as defined in Section 7.17.

               “Silo Holding Company”: any Person described in clause (b) of the definition of “Specified Non-Recourse Subsidiary”.

               “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

               “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed or contingent, matured or unmatured, disputed or undisputed, or secured or unsecured.

               “Specified Change of Control”: a “Change of Control” as defined in, or any event or condition of the type described in Section 8(l) contained in, the documentation governing any Indebtedness of the CCO Parent having an aggregate outstanding principal amount in excess of $50,000,000.

               “Specified Default Trigger”: at any time prior to the Guarantee and Pledge Date and the CCO Parent’s having complied with its obligations under Section 6.13, any action or failure to act by the CCO Parent that would constitute a breach of the covenants in Sections 6 and 7 hereof expressly made applicable to the CCO Parent after the Guarantee and Pledge Date, provided, that to the extent a cure or grace period would have been applicable to any such breach, such period shall have expired without the breach having been cured or otherwise remedied.

               “Specified Intracreditor Group”: as defined in Section 10.6(c).

               “Specified Long-Term Indebtedness”: any Indebtedness incurred pursuant to Section 7.2(f).

               “Specified Non-Recourse Holdco”: CCO NR Holdings, LLC, a direct Wholly Owned Subsidiary of the Borrower that, immediately after giving effect to the Organizational Restructuring, will directly own each of the Silo Holding Companies.

               “Specified Non-Recourse Subsidiary”: (a) the Specified Non-Recourse Holdco, (b) any of the following entities (so long as it is a direct or indirect Subsidiary of Specified Non-Recourse Holdco), each a Delaware limited liability company: (i) CC V Holdings, LLC, (ii) CC VI Holdings, LLC, (iii) Charter Communications VII, LLC, (iv) Charter Communications Ventures, LLC, (v) CC Systems, LLC, and (vi) CC Fiberlink, LLC, and (c) each of the entities that (whether now existing or hereafter created), from time to time, are direct or indirect Subsidiaries of any of the foregoing, and their successors.

               “Specified Subordinated Debt”: any Indebtedness of the Borrower issued directly or indirectly to Paul G. Allen or any of his Affiliates, so long as such Indebtedness (a) qualifies as Specified Long-Term Indebtedness and (b) has terms and conditions substantially identical to those set forth in Exhibit H.

               “Stage One Closing Date”: March 18, 1999.

               “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person; provided, that Non-Recourse Subsidiaries shall be deemed not to constitute “Subsidiaries” for the purposes of this Agreement (other than the definition of “Non-Recourse Subsidiary”, “Organizational Restructuring”, “Specified Non-Recourse Subsidiary” and “Specified Non-Recourse Holdco”). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

               “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Foreign Subsidiary, any Shell Subsidiary, any Qualified LaGrange Entity and any Excluded Acquired Subsidiary.

               “Supplemental Agreement”: the Supplemental Agreement dated as of the date hereof, in substantially the form of Exhibit P, among Holdings, the Borrower and the Subsidiary Guarantors in favor of the Funding Agent and the Administrative Agents, all for the benefit of the Lenders, the Agents, the Joint Lead Arrangers and the Joint Bookrunners, providing for a release of claims and the reaffirmation by the Loan Parties of all obligations under or relating to the Loan Documents.

               “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

               “Swingline Lender”: Bank of America, N.A., in its capacity as the lender of Swingline Loans.

               “Swingline Loans”: as defined in Section 2.4.

               “Swingline Participation Amount”: as defined in Section 2.5(c).

               “Syndication Agent”: as defined in the preamble hereto.

               “Term Lenders”: the collective reference to the Tranche A Term Lenders, the Tranche B Term Lenders and the Incremental Term Lenders.

               “Term Loans”: the collective reference to the Tranche A Term Loans, Tranche B Term Loans and Incremental Term Loans.

               “Threshold Management Fee Date”: any date on which, both before and after giving pro forma effect to the payment of any previously deferred management fees pursuant to Section 7.8(c) (including any Indebtedness incurred in connection therewith), the Consolidated Interest Coverage Ratio, determined in respect of the most recent period of four consecutive fiscal quarters for which the relevant financial information is available, is greater than 2.25 to 1.0.

               “Threshold Transaction Date”: any date on which, both before and after giving pro forma effect to a particular transaction (including any Indebtedness incurred in connection therewith), the Consolidated Interest Coverage Ratio, determined in respect of the most recent period of four consecutive fiscal quarters for which the relevant financial information is available, is greater than 1.75 to 1.0.

               “Total Existing Revolving Commitments”: at any time, the aggregate amount of the Existing Revolving Commitments then in effect.

               “Total Existing Revolving Extensions of Credit”: at any time, the aggregate amount of the Existing Revolving Extensions of Credit of the Existing Revolving Lenders outstanding at such time.

               “Total Restatement Revolving Commitments”: at any time, the aggregate amount of the Restatement Revolving Commitments then in effect.

               “Total Restatement Revolving Extensions of Credit”: at any time, the aggregate amount of the Restatement Revolving Extensions of Credit of the Restatement Revolving Lenders outstanding at such time.

               “Total Revolving Commitments”: the Total Existing Revolving Commitments or the Total Restatement Revolving Commitments, as applicable.

               “Total Revolving Extensions of Credit”: the Total Existing Revolving Extensions of Credit or the Total Restatement Revolving Extensions of Credit, as applicable.

               “Tranche A Term Facility”: the Existing Tranche A Term Facility or the Restatement Tranche A Term Facility, as applicable.

               “Tranche A Term Lender”: any Existing Tranche A Term Lender or Restatement Tranche A Term Lender, as applicable.

               “Tranche A Term Loan”: any Existing Tranche A Term Loan or Restatement Tranche A Term Loan, as applicable.

               “Tranche B Aggregate Funded Amount”: the sum of the aggregate principal amount of Tranche B Term Loans made on the Stage One Closing Date and the aggregate principal amount of Tranche B Term Loans made pursuant to Section 2.1(c).

               “Tranche B Term Facility”: as defined in the definition of “Facility”.

               “Tranche B Term Lender”: each Lender that holds a Tranche B Term Loan.

               “Tranche B Term Loan”: as defined in Section 2.1(a).

               “Tranche B Term Percentage”: as to any Tranche B Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of all Tranche B Term Loans then outstanding.

               “Transferee”: any Assignee or Participant.

               “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

               “United States”: the United States of America.

               “Unrestricted Cash”: with respect to any Qualified Parent Company that has consummated a transaction contemplated in Section 7.6(d), the aggregate amount of cash on hand of such Qualified Parent Company not otherwise earmarked for operations, administration and other budgeted expenditures and Investments, including, but not limited to, (i) scheduled payments of interest and principal in respect of Indebtedness of any Qualified Parent Company and customary fees and expenses related thereto, (ii) all costs, fees, expenses and similar amounts relating to corporate and organizational matters of the Qualified Parent Companies, (iii) tax, accounting, cash management and other similar matters, (iv) licenses, authorizations, programming and other requirements, services and products necessary to conduct their business, and (v) employee benefits and compensation and fees and expenses for services of professionals.

               “Vulcan Facility”: Indebtedness arising from the notes purchased by the Vulcan Lender from the CCO Parent and reimbursement obligations relating to letters of credit issued (including letters of credit issued by third parties for which the Vulcan Lender is the account party) for the benefit or account of the CCO Parent, the Borrower and any of its Subsidiaries and any Specified Non-Recourse Subsidiaries pursuant to the Vulcan Facility Documents.

               “Vulcan Facility Documents”: the Vulcan Note Purchase Agreement and the Vulcan Intercreditor Agreement, together with all other agreements, documents and instruments relating to the Vulcan Facility, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 7.8(b).

               “Vulcan Facility Liens”: Liens granted by the CCO Parent to secure the Vulcan Facility with respect to (i) the Vulcan Non-CCO Collateral and (ii) the Equity Interests of the Borrower and the Intercompany Notes and the Intercompany Obligations owing to the CCO Parent, all of which, in the case of this clause (ii), on a junior and subordinated basis in accordance with the Vulcan Intercreditor Agreement.

               “Vulcan Intercreditor Agreement”: the Intercreditor and Lien Subordination Agreement, in substantially the form attached as Exhibit K, to be entered into among the Vulcan Lender (or a collateral agent for the Vulcan Lender), the Funding Agent, the CCO Parent and the Borrower, as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

               “Vulcan Lender”: Vulcan Inc., a Delaware corporation, and its successors, and/or one or more of its Affiliates that becomes the purchaser of the notes under the Vulcan Facility, together with their respective successors and assigns.

               “Vulcan Non-CCO Collateral”: the aircraft and real property currently owned by Affiliates of CCI, together with any replacements and substitutions therefor and any proceeds thereof and/or, if the Equity Interests of such Affiliates are contributed to the CCO Parent, then such Equity Interests and any proceeds thereof.

               “Vulcan Note Purchase Agreement”: the Note Purchase Agreement providing the Vulcan Facility to be entered into by the CCO Parent, as issuer, the guarantors party thereto (which shall not include the Borrower or any of its Subsidiaries) and the Vulcan Lender, as purchaser.

               “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law or, in the case of Helicon, the Helicon Preferred Stock) are owned by such Person directly or through other Wholly Owned Subsidiaries or a combination thereof.

               “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower; provided that, notwithstanding the foregoing, each Qualified LaGrange Entity shall be treated as a Wholly Owned Subsidiary Guarantor for purposes of Section 7.

               1.2. Other Definitional Provisions; Pro Forma Calculations. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

               (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the CCO Parent, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, contract rights and any other “assets” as such term is defined under GAAP.

               (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               (e) For the purposes of calculating Annualized Operating Cash Flow, Annualized Pro Forma Operating Cash Flow, Consolidated Operating Cash Flow and Consolidated Interest Expense for any period (a “Test Period”), (i) if at any time from the period (a “Pro Forma Period”) commencing on the second day of such Test Period and ending on the last day of such Test Period (or, in the case of any pro forma calculation made pursuant hereto in respect of a particular transaction, ending on the date such transaction is consummated and, unless otherwise expressly provided herein, after giving effect thereto), the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated Operating Cash Flow for such Test Period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive) attributable to the property which is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated Operating Cash Flow (if negative) attributable thereto for such Test Period, and Consolidated Interest Expense for such Test Period shall be reduced by an amount equal to the Consolidated Interest Expense for such Test Period attributable to any Indebtedness of the Borrower or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its Subsidiaries in connection with such Material Disposition (or, if the Equity Interests of any Subsidiary are sold, the Consolidated Interest Expense for such Test Period directly attributable to the Indebtedness of such Subsidiary to the extent the Borrower and its continuing Subsidiaries are no longer liable for such Indebtedness after such Disposition); (ii) if during such Pro Forma Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated Operating Cash Flow and Consolidated Interest Expense for such Test Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Indebtedness in connection therewith) as if such Material Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Test Period; (iii) if during such Pro Forma Period any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such Pro Forma Period shall have entered into any disposition or acquisition transaction that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Borrower or a Subsidiary during such Pro Forma Period, Consolidated Operating Cash Flow and Consolidated Interest Expense for such Test Period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Test Period; and (iv) in the case of determinations in connection with transactions involving the incurrence of Indebtedness, Consolidated Interest Expense shall be calculated after giving pro forma effect thereto (and all other incurrences of Indebtedness during such Pro Forma Period) as if such Indebtedness was incurred on the first day of such Test Period. For the purposes of this paragraph, pro forma calculations regarding the amount of income or earnings relating to any Material Disposition or Material Acquisition and the amount of Consolidated Interest Expense associated with any discharge or incurrence of Indebtedness shall in each case be determined in good faith by a Responsible Officer of the Borrower. If any Indebtedness bears a floating rate of interest and the incurrence or assumption thereof is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the last day of the relevant Pro Forma Period had been the applicable rate for the entire relevant Test Period (taking into account any interest rate protection agreement applicable to such Indebtedness if such interest rate protection agreement has a remaining term in excess of 12 months). As used in this Section 1.2(e), “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (i) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (ii) involves the payment of Consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

               2.1. Commitments; Increases in the Tranche A Term Loans, the Tranche B Term Loans and the Revolving Facilities; Incremental Term Loans. (a) Subject to the terms and conditions hereof, (i) each Existing Tranche A Term Lender severally agrees to maintain hereunder, in the form of an “Existing Tranche A Term Loan”, its Tranche A Term Loan under and as defined in the Existing Credit Agreement, as specified on Schedule 1.1, (ii) each Restatement Tranche A Term Lender severally agrees (x) to maintain hereunder, in the form of a “Restatement Tranche A Term Loan”, its Tranche A Term Loan under and as defined in the Existing Credit Agreement and/or (y) to maintain hereunder its “Restatement Tranche A Term Loan” made on the First Restatement Effective Date under the Existing Credit Agreement, in each case as specified on Schedule 1.1, (iii) each Tranche B Term Lender severally agrees to maintain hereunder, in the form of a “Tranche B Term Loan”, its Tranche B Term Loan under and as defined in the Existing Credit Agreement, (iv) each Existing Incremental Term Lender severally agrees to maintain hereunder, in the form of an “Existing Incremental Term Loan”, its Incremental Term Loan outstanding under the Existing Credit Agreement, and (v) each other Incremental Term Lender severally agrees to make one or more term loans (each, together with each Existing Incremental Term Loan, an “Incremental Term Loan”) to the extent provided in Section 2.1(c). The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Funding Agent in accordance with Sections 2.2 and 2.10.

               (b) Subject to the terms and conditions hereof, each Existing Revolving Lender severally agrees to make revolving credit loans (“Existing Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s Existing Revolving Commitment. Subject to the terms and conditions hereof, each Restatement Revolving Lender severally agrees to make revolving credit loans (“Restatement Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Restatement Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Restatement Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Funding Agent in accordance with Sections 2.2 and 2.10.

               (c) The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Tranche A Term Loans, Tranche B Term Loans, Incremental Term Loans or Revolving Commitments, as applicable, by executing and delivering to the Administrative Agents an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Maturity Date, (y) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.3, and (z) the Applicable Margin for such Incremental Term Loans. Notwithstanding the foregoing, without the consent of the Required Lenders, (i) incremental Tranche A Term Loans under a particular Facility may not be obtained on or after the first date on which scheduled installments are payable under such Facility, (ii) incremental Revolving Commitments under a particular Facility may not be obtained on or after the first date on which scheduled Commitment reductions are required under such Facility, (iii) the aggregate amount of borrowings of Incremental Term Loans (excluding Existing Incremental Term Loans) shall not exceed an amount equal to (x) $100,000,000 plus (y) the aggregate principal amount of optional prepayments of Term Loans made after the First Restatement Effective Date pursuant to Section 2.8 or optional reductions of the Revolving Commitments made after the First Restatement Effective Date pursuant to Section 2.7 (provided that the amount described in this clause (y) shall not exceed $500,000,000) minus (z) the aggregate amount of incremental Tranche A Term Loans or incremental Revolving Commitments obtained after the First Restatement Effective Date pursuant to this paragraph, (iv) the aggregate amount of incremental Tranche A Term Loans and incremental Revolving Commitments obtained after the First Restatement Effective Date pursuant to this paragraph shall not exceed $250,000,000, (v) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $100,000,000 and (vi) no more than four Increased Facility Closing Dates may be selected by the Borrower after the First Restatement Effective Date. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

               (d) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agents (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.1(c) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit D-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

               (e) Unless otherwise agreed by the Administrative Agents, on each Increased Facility Closing Date (other than in respect of Incremental Term Loans), the Borrower shall borrow Term Loans under the relevant increased Facility, or shall borrow Revolving Loans under the relevant increased Revolving Commitments, as the case may be, from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender).

               2.2. Procedure for Borrowing. In order to effect a borrowing hereunder, the Borrower shall give the Funding Agent a Notice of Borrowing (which notice must be received by the Funding Agent prior to 12:00 Noon, Dallas time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the Facility under which such Loan is to be borrowed, (ii) the amount and Type of Loans to be borrowed, (iii) the requested Borrowing Date and (iv) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing shall be in an aggregate amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate relevant Available Revolving Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Restatement Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.5. Upon receipt of any Notice of Borrowing from the Borrower, the Funding Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each borrowing available to the Funding Agent for the account of the Borrower at the Funding Office prior to 11:00 A.M., Dallas time, on the Borrowing Date requested by the Borrower in funds immediately available to the Funding Agent. Such borrowing will then be made available not later than 2:00 P.M., Dallas time, to the Borrower by the Funding Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Funding Agent by the relevant Lenders and in like funds as received by the Funding Agent.

               2.3. Repayment of Loans. (a) The Existing Tranche A Term Loans of each Existing Tranche A Term Lender shall mature in 22 installments, each of which shall be in an amount equal to such Lender’s Existing Tranche A Term Percentage multiplied by the percentage of the Existing Tranche A Aggregate Funded Amount set forth below opposite such installment:

Installment	Percentage	Repayment Amount

June 30, 2002	2.5%	$1,388,888.89
September 30, 2002	2.5%	$1,388,888.89
December 31, 2002	2.5%	$1,388,888.89
March 31, 2003	2.5%	$1,388,888.89
June 30, 2003	3.75%	$2,083,333.03
September 30, 2003	3.75%	$2,083,333.03
December 31, 2003	3.75%	$2,083,333.03
March 31, 2004	3.75%	$2,083,333.03
June 30, 2004	3.75%	$2,083,333.03
September 30, 2004	3.75%	$2,083,333.03
December 31, 2004	3.75%	$2,083,333.03
March 31, 2005	3.75%	$2,083,333.03
June 30, 2005	5.0%	$2,777,777.78
September 30, 2005	5.0%	$2,777,777.78
December 31, 2005	5.0%	$2,777,777.78
March 31, 2006	5.0%	$2,777,777.78
June 30, 2006	6.25%	$3,472,222.22

Installment	Percentage	Repayment Amount

September 30, 2006	6.25%	$3,472,222.22
December 31, 2006	6.25%	$3,472,222.22
March 31, 2007	6.25%	$3,472,222.22
June 30, 2007	7.5%	$4,166,666,67
September 18, 2007	7.5%	$4,166,666,67

               (b) The Restatement Tranche A Term Loans of each Restatement Tranche A Term Lender shall mature in nine installments, each of which shall be in an amount equal to such Lender’s Restatement Tranche A Term Percentage multiplied by the percentage of the Restatement Tranche A Aggregate Funded Amount set forth below opposite such installment:

Installment	Percentage	Repayment Amount

September 30, 2005	10.0%	$105,444,444.45
December 30, 2005	10.0%	$105,444,444.45
March 30, 2006	10.0%	$105,444,444.45
June 30, 2006	10.0%	$105,444,444.45
September 30, 2006	10.0%	$105,444,444.45
December 30, 2006	12.5%	$131,805,555.56
March 30, 2007	12.5%	$131,805,555.56
June 30, 2007	12.5%	$131,805,555.56
September 18, 2007	12.5%	$131,805,555.56

               (c) The Tranche B Term Loans of each Tranche B Term Lender shall mature in 24 consecutive quarterly installments (each due on the last day of each calendar quarter, except for the last such installment), commencing on June 30, 2002, each of which shall be in an amount equal to such Lender’s Tranche B Term Percentage multiplied by (i) in the case of the first 23 such installments, 0.25% of the Tranche B Aggregate Funded Amount and (ii) in the case of the last such installment (which shall be due on March 18, 2008), 94.25% of the Tranche B Aggregate Funded Amount.

               (d) The Existing Incremental Term Loans of each Existing Incremental Term Lender shall mature in 26 consecutive quarterly installments (each due on the last day of each calendar quarter, except for the last such installment), commencing on June 30, 2002, each of which shall be in an amount equal to such Lender’s Existing Incremental Term Percentage multiplied by (i) in the case of the first 25 such installments, 0.25% of the original aggregate principal amount of the Existing Incremental Term Loans and (ii) in the case of the last such installment (which shall be due on September 18, 2008), 93.75% of the original aggregate principal amount of the Existing Incremental Term Loans.

               (e) The Incremental Term Loans of each Incremental Term Lender (other than Existing Incremental Term Loans) shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made, provided that, prior to the date that is six months after the final maturity of the Tranche B Term Loans, the aggregate amount of such installments for any four consecutive fiscal quarters shall not exceed 1% of the aggregate principal amount of such Incremental Term Loans on the date such Loans were first made.

               (f) The Total Existing Revolving Commitments shall be permanently reduced on each of the dates set forth below by an aggregate amount equal to the percentage of the Existing Revolving Aggregate Committed Amount set forth opposite such date:

Date	Percentage	Repayment Amount

March 31, 2004	10.0%	$6,944,444.44
March 31, 2005	15.0%	$10,416,666.67
March 31, 2006	30.0%	$20,833,333.33
March 31, 2007	30.0%	$20,833,333.33
September 18, 2007	15.0%	$10,416,666.67

               (g) The Total Restatement Revolving Commitments shall be permanently reduced on each of the dates set forth below by an aggregate amount equal to the percentage of the Restatement Revolving Aggregate Committed Amount set forth opposite such date:

Date	Percentage	Prepayment Amount

September 30, 2005	10.0%	$127,055,555.56
December 30, 2005	10.0%	$127,055,555.56
March 30, 2006	10.0%	$127,055,555.56
June 30, 2006	10.0%	$127,055,555.56
September 30, 2006	10.0%	$127,055,555.56
December 30, 2006	12.5%	$158,819,444.45
March 30, 2007	12.5%	$158,819,444.45
June 30, 2007	12.5%	$158,819,444.45
September 18, 2007	12.5%	$158,819,444.45

               (h) Notwithstanding anything to the contrary in this Section 2.3, if any Indebtedness (other than the Vulcan Facility) of the CCO Parent is outstanding on the date (the “Six-Month Date”) that is six months prior to the stated maturity of any such Indebtedness, then, on such Six-Month Date, all outstanding Term Loans shall automatically become due and payable and the Revolving Commitments shall automatically be terminated. Any Indebtedness of the CCO Parent that has been defeased in accordance with the terms thereof shall be deemed to be no longer outstanding for the purposes of this paragraph.

               (i) Any reduction or termination of the Revolving Commitments pursuant to this Section 2.3 shall be accompanied by prepayment of the relevant Revolving Loans and/or Swingline Loans to the extent that the relevant Total Revolving Extensions of Credit exceed the amount of the relevant Total Revolving Commitments after giving effect thereto, provided that, in the case of the Restatement Revolving Facility, if the aggregate principal amount of Restatement Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Funding Agent for the benefit of the Restatement Revolving Lenders on terms and conditions satisfactory to the Funding Agent. The application of any prepayment pursuant to this paragraph shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this paragraph (other than ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

               2.4. Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Restatement Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans (“Swingline Loans”) to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect

(notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Restatement Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Restatement Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

               2.5. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 12:00 Noon, Dallas time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. Not later than 2:00 P.M., Dallas time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Funding Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Funding Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Funding Agent on such Borrowing Date in immediately available funds.

               (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion and in consultation with the Borrower (provided that the failure to so consult shall not affect the ability of the Swingline Lender to make the following request) may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 1:00 P.M., Dallas time, request each Restatement Revolving Lender to make, and each Restatement Revolving Lender hereby agrees to make, a Restatement Revolving Loan, in an amount equal to such Restatement Revolving Lender’s Restatement Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Restatement Revolving Lender shall make the amount of such Restatement Revolving Loan available to the Funding Agent at the Funding Office in immediately available funds, not later than 11:00 A.M., Dallas time, one Business Day after the date of such notice. The proceeds of such Restatement Revolving Loans shall be immediately made available by the Funding Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Funding Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Restatement Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

               (c) If prior to the time a Restatement Revolving Loan would have otherwise been made pursuant to Section 2.5(b), one of the events described in Section 8(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Restatement Revolving Loans may not be made as contemplated by Section 2.5(b), each Restatement Revolving Lender shall, on the date such Restatement Revolving Loan was to have been made pursuant to the notice referred to in Section 2.5(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Restatement Revolving Lender’s Restatement Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Restatement Revolving Loans.

               (d) Whenever, at any time after the Swingline Lender has received from any Restatement Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Restatement Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

               (e) Each Restatement Revolving Lender’s obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Restatement Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Restatement Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

               2.6. Commitment Fees, Etc. (a) The Borrower agrees to pay to the Funding Agent for the account of each Revolving Lender a nonrefundable commitment fee through the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the relevant Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date.

               (a) The Borrower agrees to pay to the Funding Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Funding Agent.

               2.7. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Funding Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the relevant Total Revolving Extensions of Credit would exceed the relevant Total Revolving Commitments. Any reduction of the Revolving Commitments shall be allocated to such Revolving Facility as shall be directed by the Borrower. Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple of $1,000,000 in excess thereof, shall reduce permanently the relevant Revolving Commitments then in effect and shall be applied pro rata to the scheduled reductions thereof.

               2.8. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Funding Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Prepayments of Revolving Loans shall be allocated to such Revolving Facility as shall be directed by the Borrower. Upon receipt of any such notice, the Funding Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

               2.9. Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, (i) unless a Reinvestment Notice executed by a Responsible Officer shall be delivered in respect thereof to the Administrative Agents within five Business Days after the date that any Net Cash Proceeds of an Asset Sale or Recovery Event are received, such Net Cash Proceeds shall be applied on the fifth Business Day after the receipt of any such Net Cash Proceeds toward the prepayment of the Term Loans (provided that the foregoing requirement shall not apply to the first $10,000,000 of aggregate Net Cash Proceeds received after the First Restatement Effective Date) and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

               (b) The application of any prepayment pursuant to this Section 2.9 shall be made first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

               2.10. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Funding Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Funding Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Funding Agent shall promptly notify each relevant Lender thereof.

               (b) Any Eurodollar Loan may be continued as such by the Borrower giving irrevocable notice to the Funding Agent at least three (3) Business Days prior to the expiration of the then current Interest Period, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that (i) no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and (ii) if the Borrower shall fail to give any required notice as described above in this paragraph, the relevant Eurodollar Loans shall be automatically converted to Eurodollar Loans having a one-month Interest Period on the last day of the then expiring Interest Period. Upon receipt of any such notice, the Funding Agent shall promptly notify each relevant Lender thereof.

               2.11. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Tranches shall be outstanding at any one time.

               2.12. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

               (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

               (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Restatement Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Restatement Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

               (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

               2.13. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Funding Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Funding Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

               (b) Each determination of an interest rate by the Funding Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Funding Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Funding Agent in determining any interest rate pursuant to Section 2.12(a).

               2.14. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Funding Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Funding Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such

Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period,

the Funding Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Funding Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

               2.15. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Revolving Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the relevant Revolving Commitments of the relevant Lenders. It is understood that each borrowing of Revolving Loans shall be allocated to such Revolving Facility as shall be selected by the Borrower.

               (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as otherwise provided in Section 2.15(d)). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans, Tranche B Term Loans and Incremental Term Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

               (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Existing Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Existing Revolving Loans then held by the Existing Revolving Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Restatement Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Restatement Revolving Loans then held by the Restatement Revolving Lenders.

               (d) Notwithstanding anything to the contrary in this Agreement, with respect to the amount of any mandatory prepayment of the Term Loans pursuant to Section 2.9 and, if the Borrower so elects in its sole discretion, any optional prepayment of the Term Loans pursuant to Section 2.8, that in any such case is allocated to Tranche B Term Loans or Incremental Term Loans (such amounts, the “Tranche B Prepayment Amount” and the “Incremental Prepayment Amount”, respectively), at any time when Tranche A Term Loans remain outstanding, the Borrower will (or, in the case of optional prepayments, may), in lieu of applying such amount to the prepayment of Tranche B Term Loans and Incremental Term Loans, respectively, on the date specified in Section 2.9 or 2.8, as the case may be, for such prepayment, give the Funding Agent telephonic notice (promptly confirmed in writing) requesting that the Funding Agent prepare and provide to each Tranche B Lender and Incremental Term Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Funding Agent will send to each Tranche B Lender and Incremental Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit F, and shall include an offer by the Borrower to prepay on the date (each a “Prepayment Date”) that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the prepayment amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Tranche B Term Loans or Incremental Term Loans, as the case may be. On the Prepayment Date, (i) the Borrower shall pay to the relevant Tranche B Lenders and Incremental Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted prepayment as described above, (ii) the Borrower shall pay to the Tranche A Term Lenders an amount equal to 50% (or, in the case of optional prepayments, such percentage as shall be determined by the Borrower in its sole discretion) of the portion of the Tranche B Prepayment Amount and the Incremental Prepayment Amount not accepted by the relevant Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans, and (iii) the Borrower shall be entitled to retain the remaining portion of the Tranche B Prepayment Amount and the Incremental Prepayment Amount not accepted by the relevant Lenders.

               (e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Dallas time, on the due date thereof to the Funding Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Funding Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

               (f) Unless the Funding Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Funding Agent, the Funding Agent may assume that such Lender is making such amount available to the Funding Agent, and the Funding Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Funding Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Funding Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Funding Agent. A certificate of the Funding Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Funding Agent by such Lender within three Business Days of such Borrowing Date, the Funding Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing in this paragraph shall be deemed to limit the rights of the Funding Agent or the Borrower against any Lender.

               (g) Unless the Funding Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Funding Agent, the Funding Agent may assume that the Borrower is making such payment, and the Funding Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Funding Agent by the Borrower within three Business Days of such required date, the Funding Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Funding Agent or any Lender against the Borrower.

               2.16. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Second Restatement Effective Date:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Funding Agent) of the event by reason of which it has become so entitled.

               (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Second Restatement Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Funding Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

               (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Funding Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               2.17. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Funding Agent or any Lender as a result of a present or former connection between the Funding Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Funding Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Funding Agent or any Lender hereunder, the amounts so payable to the Funding Agent or such Lender shall be increased to the extent necessary to yield to the Funding Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

               (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

               (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Funding Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Funding Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Funding Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Funding Agent or any Lender as a result of any such failure.

               (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Funding Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S.

Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). The inability of a Non-U.S. Lender (or a Transferee) to deliver any form pursuant to this Section 2.17(d) as a result of a change in law after the date such Lender (or a Transferee) becomes a Lender (or a Transferee) hereunder or as a result of a change in circumstances of the Borrower or the use of proceeds of such Lender’s (or Transferee’s) Loans shall not constitute a failure to comply with this Section 2.17(d) and accordingly the indemnities to which such Person is entitled pursuant to this Section 2.17 shall not be affected as a result of such inability. If a Lender (or Transferee) as to which the preceding sentence does not apply is unable to deliver any form pursuant to this Section 2.17(d), the sole consequence of such failure to deliver as a result of such inability shall be that the indemnity described in Section 2.17(a) hereof for any Non-Excluded Taxes shall not be available to such Lender or Transferee with respect to the period that would otherwise be covered by such form.

               (e) A Lender that is entitled to an exemption from non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Funding Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

               (f) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to Section 2.17(a) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue.

               (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               2.18. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               2.19. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

               2.20. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 which has eliminated the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agents, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agents or any other Lender shall have against the replaced Lender.

SECTION 3. LETTERS OF CREDIT

               3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Restatement Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Restatement Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) unless otherwise agreed by the Funding Agent and the relevant Issuing Lender, have a face amount of at least $5,000 and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

               (b) No Issuing Lender shall be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

               3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any

Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The relevant Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The relevant Issuing Lender shall promptly furnish to the Funding Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

               3.3. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Restatement Revolving Facility, shared ratably among the Restatement Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the relevant issuance date.

               (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the relevant Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

               3.4. L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Restatement Revolving Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand an amount equal to such L/C Participant’s Restatement Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to make such payment to such Issuing Lender as contemplated by this Section 3.4(a), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such payment by any L/C Participant shall relieve or otherwise impair the obligation of the Borrower to reimburse such Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.

               (b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Restatement Revolving Facility. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

               (c) Whenever, at any time after the relevant Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

               3.5. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the relevant Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing Lender in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.12(b) and (ii) thereafter, Section 2.12(c).

               3.6. Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the relevant Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender to the Borrower.

               3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

               3.8. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

               Holdings (solely with respect to Sections 4.3. 4.4, 4.5, 4.7 and 4.15), the CCO Parent (after the Guarantee and Pledge Date) and the Borrower hereby jointly and severally represent and warrant to the Agents and each Lender that:

               4.1. Financial Condition. The (a) audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2002, and the related audited consolidated statements of operations and cash flows for the fiscal year ended on such date, and (b) unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2003, and the related unaudited consolidated statements of operations and cash flows for the three-month period ended on such date, have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject, in the case of unaudited financial statements for any fiscal quarter, to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by KPMG and disclosed therein or as otherwise disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in such financial statements. During the period from December 31, 2002 to and including the Second Restatement Effective Date, there has been no Disposition by Holdings (except as contemplated by the Organizational Restructuring), the CCO Parent, the Borrower or any of its Subsidiaries of any material part of its business or property.

               4.2. No Change. Since December 31, 2002 there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

               4.3. Existence; Compliance with Law. Each of Holdings, the CCO Parent, the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, in each case with respect to clauses (c) and (d), except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Specified Non-Recourse Holdco is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

               4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings referred to in Section 4.20. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

               4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of Holdings, the CCO Parent, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Guarantee and Collateral Agreement and the Vulcan Facility Liens to the extent expressly provided herein and permitted hereunder).

               4.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the CCO Parent, the Borrower or any of its Subsidiaries, or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

               4.7. No Default. None of Holdings, CCO Parent, the Borrower or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

               4.8. Ownership of Property; Liens. Each of the CCO Parent, the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3.

               4.9. Intellectual Property. Each of the CCO Parent, the Borrower and each of its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use, validity or effectiveness of any Intellectual Property owned or licensed by the CCO Parent, the Borrower or any of its Subsidiaries that could reasonably be expected to result in a breach of the representation and warranty set forth in the first sentence of this Section 4.9, nor does the Borrower know of any valid basis for any such claim. The use of all Intellectual Property necessary for the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, does not infringe on the rights of any Person in such a manner that could reasonably be expected to result in a breach of the representation and warranty set forth in the first sentence of this Section 4.9.

               4.10. Taxes. Each of the CCO Parent, the Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those with respect to which the amount or validity thereof are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the CCO Parent, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

               4.11. Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Funding Agent, the Borrower will furnish to the Funding Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

               4.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the CCO Parent, the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by, and payment made to, employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

               4.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $1,000,000. Neither any Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither any Loan Party nor, to any Loan Party’s knowledge, any Commonly Controlled Entity would become subject to any material liability under ERISA if any Loan Party or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Multiemployer Plan of any Loan Party or any Commonly Controlled Entity is in Reorganization or Insolvent.

               4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

          4.15. Subsidiaries. Except as disclosed to the Funding Agent by the Borrower in writing from time to time after the Second Restatement Effective Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Designated Holding Company, the Borrower and each of the Borrower’s Subsidiaries (except any Shell Subsidiary) and, as to each such Person, the percentage of each class of Equity Interests owned by Holdings, the CCO Parent, the Borrower and each of the Borrower’s Subsidiaries, and (b) except as set forth on Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any of its Subsidiaries (except any Shell Subsidiary), except as created by the Loan Documents and the Vulcan Facility Documents.

          4.16. Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, shall be used for general purposes, including to finance permitted Investments.

          4.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by the CCO Parent, the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the CCO Parent, the Borrower or any of its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any of the CCO Parent, the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the CCO Parent, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) neither Holdings, the CCO Parent, the Borrower nor any of its respective Subsidiaries has assumed any liability of any other Person under Environmental Laws.

               4.18. Certain Cable Television Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) (i) the CCO Parent, the Borrower and its Subsidiaries possess all Authorizations necessary to own, operate and construct the CATV Systems or otherwise for the operations of their businesses and are not in violation thereof and (ii) all such Authorizations are in full force and effect and no event has occurred that permits, or after notice or lapse of time could permit, the revocation, termination or material and adverse modification of any such Authorization;

(b) neither the CCO Parent, the Borrower nor any of their Subsidiaries is in violation of any duty or obligation required by the Communications Act of 1934, as amended, or any FCC rule or regulation applicable to the operation of any portion of any of the CATV Systems;

(c) (i) there is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to revoke, cancel, suspend or refuse to renew any FCC License held by the CCO Parent, the Borrower or any of its Subsidiaries and (ii) there is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to modify adversely, revoke, cancel, suspend or refuse to renew any other Authorization; and

(d) there is not issued or outstanding or, to the best knowledge of the CCO Parent and the Borrower, threatened, any notice of any hearing, violation or complaint against the CCO Parent, the Borrower or any of its Subsidiaries with respect to the operation of any portion of the CATV Systems and neither the CCO Parent nor the Borrower has any knowledge that any Person intends to contest renewal of any Authorization.

               4.19. Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, as supplemented from time to time prior to the date this representation and warranty is made or deemed made, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

               4.20. Security Interests. The Guarantee and Collateral Agreement is effective to create in favor of the Funding Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. None of the Equity Interests of the Borrower and its Subsidiaries which are limited liability companies or partnerships constitutes a security under Section 8-103 of the Uniform Commercial Code or the corresponding code or statute of any other applicable jurisdiction. In the case of certificated Pledged Stock described in the Guarantee and Collateral Agreement, when certificates representing such Pledged Stock are delivered to the Administrative Agents, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements specified on Schedule 4.20 in appropriate form are filed in the offices specified on Schedule 4.20, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties (other than Holdings) in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person.

               4.21. Solvency. Each Loan Party (other than any Shell Subsidiary) is, and after giving effect to the financing transactions referred to herein will be and will continue to be, Solvent.

               4.22. Certain Tax Matters. As of the Second Restatement Effective Date, each of the CCO Parent, the Borrower and each of its Subsidiaries (other than any such Subsidiary that is organized as a corporation) is a Flow-Through Entity.

               4.23. Property of the CCO Parent. The CCO Parent does not own any property other than the Equity Interests in the Borrower, and the Vulcan Non-CCO Collateral and such other assets it is permitted to own pursuant to Section 7.16.

               4.24. Tax Shelter Regulations. The Borrower does not intend to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agents thereof. If the Borrower so notifies the Administrative Agents, the Borrower acknowledges that one or more of the Lenders may treat its Loans and/or its interest in Swingline Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulations.

SECTION 5. CONDITIONS PRECEDENT

               5.1. Conditions to Second Restatement Effective Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) Required Lender Consents. The Administrative Agents shall have received the executed Addendum and Authorization from the Required Lenders authorizing the Funding Agent and the Administrative Agents to enter into this Agreement for the benefit of the Lenders.

(b) Agreement; Supplemental Agreement; Guarantee and Collateral Agreement. This Agreement shall have been executed and delivered by the Agents, Holdings and the Borrower. The Supplemental Agreement shall have been executed and delivered by Holdings, the Borrower and the Subsidiary Guarantors in favor of the Agents and the Lenders. The Guarantee and Collateral Agreement shall have been executed and delivered by the Borrower and the Subsidiary Guarantors in favor of the Agents and the Lenders.

(c) Representations and Warranties. Each of the representations and warranties set forth in Section 4 shall be true and correct in all material respects as of the Second Restatement

Effective Date (except for any representation that is made as of a specified earlier date, which shall be true in all material respects as of such earlier date).

(d) Borrower LLC Agreement. The Limited Liability Company Agreement of Charter Communications Operating, LLC dated as of February 10, 1999 shall have been amended and restated in substantially the form attached hereto as Exhibit L (the “LLC Agreement”), to provide for the LLC Arrangement.

(e) Organizational Structure. Concurrently, with the occurrence of the Second Restatement Effective Date, the transactions contemplated by clause (b) of the definition of “Organizational Restructuring” shall have occurred.

(f) Vulcan Acknowledgment. Vulcan Inc. (in its capacity as the Vulcan Lender or acting on behalf of any of its affiliates that will be the Vulcan Lender in such capacity) will have acknowledged, in a manner reasonably satisfactory to the Funding Agent, that the form of the Vulcan Intercreditor Agreement is acceptable to it.

(g) Perfection. (i) If the Equity Interests in the Borrower (if the Guarantee and Pledge Date shall have occurred) and Specified Non-Recourse Holdco are evidenced by certificates or other securities, the original certificates or securities shall have been delivered to the Funding Agent together with executed, undated instruments of transfer, (ii) proper financing statements shall have been duly filed under the Uniform Commercial Code of all jurisdictions that the Funding Agent may deem necessary or desirable in order to prefect and protect the first priority liens and security interests created under the Guarantee and Collateral Agreement, covering the Collateral described in the Guarantee and Collateral Agreement, and (iii) the Funding Agent shall have received evidence that all other action that the Funding Agent may deem necessary or desirable in order to perfect, maintain and protect the first priority liens and security interests created under the Guarantee and Collateral Agreement has been taken.

(h) Financial Advisor. The engagement of the Financial Advisor to provide financial advice and other services for, among others, Shearman & Sterling as counsel to the Funding Agent shall remain in effect.

(i) Payment of Fees, Expenses, Etc. The Borrower shall have paid all fees and expenses (i) required to be paid herein for which invoices have been presented, or (ii) as otherwise agreed separately in writing to be paid on the Second Restatement Effective Date, including, without limitation, an amendment fee to the Funding Agent for the benefit of each Lender who has executed and delivered the Addendum and Authorization on or prior to the Consent Deadline in an amount equal to 0.125% of the sum of its Revolving Commitment and Term Loans.

(j) Second Amended and Restated Management Agreement. The Management Agreement dated as of March 18, 1999 shall have been amended and restated in substantially the form attached hereto as Exhibit M.

(k) Legal Opinions. On the Second Restatement Effective Date, the Funding Agent shall have received the legal opinion of Irell & Manella LLP, counsel to Holdings and the Borrower, with respect to the amendment and restatement of the Existing Credit Agreement and of the Existing Guarantee and Collateral Agreement, which opinion shall be in form and substance reasonably satisfactory to the Funding Agent and the Administrative Agents.

(l) Closing Certificates. The Funding Agent shall have received officer’s certificates of the Borrower and each Subsidiary Guarantor, dated the Second Restatement Effective Date, substantially in the form of Exhibit C, with the appropriate exhibits, insertions and attachments thereto.

               5.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for any representation and warranty that is made as of a specified earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Net Available Cash. The Borrower shall certify in the Notice of Borrowing in the manner set forth therein that after giving effect to each borrowing, the aggregate Net Cash Amount will not exceed $200,000,000.

(d) Covenant Compliance after Borrowings. To the extent that the aggregate amounts of Loans borrowed or to be borrowed on any date either (i) exceeds $100,000,000 or (ii) when aggregated with other borrowings of less than $100,000,000 within the 14-day period immediately prior to such date, would exceed $100,000,000, the Borrower shall deliver a certificate duly executed by a Responsible Officer of the Borrower certifying that, based on review of all relevant financial information then available, including, but not limited to, projections, anticipated cash requirements, anticipated additional borrowings and repayments, anticipated Investments and returns and repayments relating to Investments, anticipated proceeds from asset Dispositions and other assumptions reasonably believed by it to be reasonable, the Borrower reasonably believes that, as of the date of each borrowing and after giving effect to all requested borrowings, it will be in compliance with the covenants set forth in Section 7.1(a) at the end of the current fiscal quarter, provided, that any borrowing necessary to consummate any reinvestments within such 14-day period as contemplated in Reinvestment Notices shall not be applied against such $100,000,000 limitation to the extent that the proceeds of such Disposition were applied to reduce the Revolving Loans.

(e) Other Documents. In the case of any extension of credit made on an Increased Facility Closing Date, the Administrative Agents shall have received such documents and information as they may reasonably request.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in Sections 5.2(a), (b), (c) and (d) have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

               So long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of

Holdings (solely for purposes of Sections 6.2(f) and 6.11), the CCO Parent (but only after the Guarantee and Pledge Date) and the Borrower shall, and shall cause each Subsidiary of the Borrower to:

               6.1. Financial Statements. Furnish to the Funding Agent (with sufficient copies for each Lender):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a copy of the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries (including both the Subsidiaries and Non-Recourse Subsidiaries) as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG or other independent certified public accountants of nationally recognized standing, (ii) a consolidating schedule, included as an exhibit to the consolidated financial statements discussed in clause 6.1(a)(i) above and referenced in the report of KPMG or such other independent certified public accountants of nationally recognized standing, such schedule to provide a balance sheet and income statement for each of the years presented and to reflect the combination of (A) the Borrower (excluding the effects of the Non-Recourse Subsidiaries) and the Subsidiaries (the “Borrower Group”), (B) the Non-Recourse Subsidiaries (presented on a consolidated basis), and (C) any consolidation adjustments, and (iii) a copy of the special purpose statements of the Borrower Group, including the audited special purpose balance sheets as at the end of such year and the related audited special purpose statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported in an audit report on the special purpose statements without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited special purpose balance sheets of the Borrower Group as at the end of such quarter and the related unaudited special purpose statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (i) except as approved by such accountants or officer, as the case may be, and disclosed therein, and (ii) except that the special purpose statements of the Borrower Group described in clauses 6.1(a)(iii) and 6.1(b) above will not include the balance sheet and financial results of the Non-Recourse Subsidiaries.

               6.2. Certificates; Other Information. Furnish to the Funding Agent (with sufficient copies for each Lender) (or (i) in the case of clause (e) below, to the Administrative Agents and (ii) in the case of clause (f) below, to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the CCO Parent, the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a budget for the following fiscal year (which shall include projected Consolidated Operating Cash Flow and budgeted capital expenditures), and, as soon as available, material revisions, if any, of such budget with respect to such fiscal year (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect;

(d) within five days after the same are sent, copies of all financial statements and reports (including reports on Form 10-K, 10-Q or 8-K) that Holdings, the CCO Parent or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that any Designated Holding Company or the Borrower may make to, or file with, the SEC; provided, the provisions hereof shall be deemed satisfied if such statements or reports are otherwise publicly available;

(e) no later than three Business Days prior to consummating any transaction described in Section 7.2(f), 7.2(g), 7.2(h), 7.5(e), 7.5(f), 7.5(g), 7.6(b), 7.7(f), 7.7(g), 7.7(h), 7.8(a)(ii) or (with respect to payment of deferred management fees) 7.8(c), a certificate of a Responsible Officer providing a reasonable description of such transaction and demonstrating in reasonable detail (i) that both before and after giving effect to such transaction, no Default or Event of Default shall be in effect (including, on a pro forma basis, pursuant to Section 7.1) and (ii) compliance with any other financial tests referred to in the relevant Section, provided that, in the case of Investments, Dispositions, prepayment of the Specified Subordinated Debt or the payment of deferred management fees, the requirement to deliver such certificate shall not apply to (x) any Investment, Disposition or prepayment pursuant to which the Consideration or prepayment paid is less than $25,000,000, or (y) any such payment of deferred management fees in an amount less than $5,000,000;

(f) until the Guarantee and Pledge Date shall have occurred, Holdings shall deliver a certificate executed by a Responsible Officer to the Funding Agent setting forth a written calculation of the Leverage Condition with respect to the CCO Parent becoming a Guarantor (and a Grantor under the Guarantee and Collateral Agreement), on each date (each such date, a “Calculation Date”) that, (i) Holdings files financial statements (or any amendments thereto or restatements thereof) with the SEC, (ii) Holdings or any of its Restricted Subsidiaries (as defined in the Senior Note Indenture) otherwise performs such calculation in connection with any contemplated action, transaction or incurrence of obligations that would be permitted only upon satisfaction of the Leverage Condition, or (iii) Holdings has reason to believe, in its sole but reasonable judgment, that the Guarantee and Pledge Date as contemplated under clause (b) of the definition of “Guarantee and Pledge Date” has occurred (it being understood that, the Guarantee and Pledge Date shall occur on a Calculation Date); and

(g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

               6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the CCO Parent, the Borrower or its Subsidiaries, as the case may be.

               6.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its and each of its Subsidiaries’ existence and the existence of Specified Non-Recourse Holdco and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its and each such Subsidiaries’ businesses, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               6.5. Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general geographic area by companies engaged in the same or a similar business.

               6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, coordinated through the Administrative Agents, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the CCO Parent, the Borrower and its Subsidiaries with officers and employees of the CCO Parent, the Borrower and its Subsidiaries and with its independent certified public accountants.

               6.7. Notices. Promptly give notice to the Funding Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the CCO Parent, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the CCO Parent, the Borrower or any of its Subsidiaries and any Governmental Authority, that, in either case, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding commenced against the CCO Parent, the Borrower or any of its Subsidiaries which could reasonably be expected to result in a liability of $25,000,000 or more to the extent not covered by insurance or which could reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or any Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) within five Business Days after the receipt thereof by any Loan Party or any Commonly Controlled Entity, a copy of any notice from the PBGC stating its intention to terminate a Plan or to have a trustee appointed to administer any Plan;

(e) any determination by the Borrower to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), and promptly thereafter, the Borrower shall deliver a duly completed copy of IRS Form 8886 or any successor form to the Funding Agent; and

(f) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the CCO Parent, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

               6.8. Environmental Laws. (a) Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

               (b) Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

               6.9. Interest Rate Protection. At all times cause at least 50% of the aggregate outstanding principal amount of Designated Holding Company Debt (including Indebtedness of the CCO Parent), Specified Long-Term Indebtedness and Term Loans to be subject to a fixed rate, whether directly or pursuant to Hedge Agreements having terms and conditions reasonably satisfactory to the Administrative Agents.

               6.10. Additional Collateral. With respect to any new Subsidiary (other than a Shell Subsidiary so long as it qualifies as such) created or acquired by the Borrower or any of its Subsidiaries (which shall be deemed to have occurred in the event that (x) any Non-Recourse Subsidiary or Qualified LaGrange Entity ceases to qualify as such, and (y) any Subsidiary (including any Excluded Acquired Subsidiary) and its Subsidiaries previously prohibited from, or unable to become, a Subsidiary Guarantor pursuant to the terms of any Qualified Indebtedness of any Qualified Parent Company described in clause (a)(ii) of the definition thereof outstanding on the Second Restatement Effective Date or Indebtedness of any such Subsidiary shall be permitted or able to become a Subsidiary Guarantor or such Indebtedness shall no longer be outstanding, it being understood that such Subsidiaries will not be required to become Subsidiary Guarantors until such time), promptly (a) execute and deliver to the Funding Agent such amendments to the Guarantee and Collateral Agreement as the Funding Agent deems necessary or advisable to grant to the Funding Agent, for the benefit of the Lenders, a perfected first priority security interest in the Equity Interests and all other property of the type that would constitute Collateral of such new Subsidiary that are held by the CCO Parent (on or after the Guarantee and Pledge Date), the Borrower or any of its Subsidiaries, which in the case of Intercompany Obligations constituting Indebtedness owed to it, shall be evidenced by an Intercompany Note and in the case of Equity Interests of any Foreign Subsidiary, limited to 66% of the total outstanding Equity Interests of such Foreign Subsidiary, (b) deliver to the Funding Agent the certificates, if any, representing such Equity Interests, and any intercompany notes or other instruments evidencing Intercompany Obligations and all other rights and interests constituting Collateral, together with, as applicable, undated stock powers, instruments of transfer and endorsements, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be (which in the case of any such certificates, notes or instruments held by the CCO Parent, will not be required to be delivered until after the Guarantee and Pledge Date) and (c) except in the case of a Foreign Subsidiary, an Excluded Acquired Subsidiary (until it ceases to qualify as such) or a Qualified LaGrange Entity (until it ceases to qualify as such), cause such new Subsidiary (i) to become a party to the Guarantee and Collateral Agreement and (ii) to take such actions necessary or advisable to grant to the Funding Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Funding Agent.

               6.11. Organizational Separateness. Except as required or otherwise permitted in this Agreement, in the case of each Designated Holding Company, each Non-Recourse Subsidiary and the Borrower and its Subsidiaries, (a) satisfy customary formalities with respect to organizational separateness, including, without limitation, (i) the maintenance of separate books and records and (ii) the maintenance of separate bank accounts in its own name; (b) act solely in their own names or the names of their managers and through authorized officers and agents; (c) in the case of the Borrower or any of its Subsidiaries, not make or agree to make any payment to a creditor of any Designated Holding Company or any Non-Recourse Subsidiary in its capacity as such; (d) not commingle any money or other assets of any Designated Holding Company or any Non-Recourse Subsidiary with any money or other assets of the Borrower or any of its Subsidiaries; and (e) not take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate organizational existence of each Designated Holding Company or each Non-Recourse Subsidiary from the Borrower and its Subsidiaries being ignored under any circumstance. Holdings agrees to cause each other Designated Holding Company, and the Borrower agrees to cause each Non-Recourse Subsidiary, to comply with the applicable provisions of this Section 6.11.

               6.12. Reinvestment of Net Cash Proceeds. At all times, maintain a combination of cash (excluding the aggregate amount of cash deposited as collateral for letters of credit or otherwise reserved for payment in respect thereof) and Cash Equivalents of the Borrower and its Subsidiaries, taken as a whole, and Available Revolving Commitments in an aggregate amount equal to or greater than the aggregate Reinvestment Deferred Amounts.

               6.13. CCO Parent Pledge. Upon the occurrence of the Guarantee and Pledge Date, the CCO Parent shall, within five (5) Business Days after the Guarantee and Pledge Date, (a) deliver to the Funding Agent a duly authorized and executed Assumption Agreement, together with such other documents and instruments as the Funding Agent reasonably deems necessary or advisable to grant to the Funding Agent, for the benefit of the Lenders, a perfected first priority security interest in the Equity

Interests owned or held by it (including, without limitation, the Equity Interests of the Borrower, but excluding any Equity Interests constituting the Vulcan Non-CCO Collateral), and all other property of the type that would constitute Collateral (on or after the Guarantee and Pledge Date), which in the case of Intercompany Obligations constituting Indebtedness owed to it, shall be evidenced by a promissory note and in the case of Equity Interests of any Foreign Subsidiary, limited to 66% of the total outstanding Equity Interests of such Foreign Subsidiary, (b) deliver to the Funding Agent the certificates, if any, representing such Equity Interests, and any Intercompany Notes, together with, as applicable, undated stock powers, instruments of transfer and endorsements, in blank, executed and delivered by a duly authorized officer of the CCO Parent, (c) deliver an officer’s certificate including incumbency signatures for all officers the CCO Parent authorized to execute any of the agreements, documents and instruments described in clause (a) above and attaching certified copies of the certificate of formation, LLC Agreement and member resolutions (or other authorizing action), (d) file Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Funding Agent, (e) cause an opinion of counsel (from Irell & Manella LLP or such other counsel reasonably satisfactory to the Funding Agent) to be delivered as to the CCO Parent’s due execution, authorization and delivery of the Assumption Agreement, the enforceability thereof on the CCO Parent and the creation and perfection of security interests pursuant to the Assumption Agreement and the Guarantee and Collateral Agreement, in form and substance reasonably satisfactory to the Funding Agent, and (f) take such other actions reasonably necessary or advisable to grant to the Funding Agent for the benefit of the Lenders a perfected first priority security interest in the assets that become part of the Collateral described in the Guarantee and Collateral Agreement by virtue of execution and delivery of the Assumption Agreement. The Funding Agent shall deliver the LLC Arrangement Notice in accordance with the provisions of the LLC Agreement.

SECTION 7. NEGATIVE COVENANTS

               So long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, Holdings (solely with respect to Section 7.19), the CCO Parent (but only after the Guarantee and Pledge Date and only with respect to Sections 7.2, 7.3, 7.4, 7.10, 7.12, 7.15, 7.16 and 7.18) and the Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly:

               7.1. Financial Condition Covenants.

               (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio determined as of the last day of any fiscal quarter of the Borrower ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Consolidated Leverage Ratio

01/01/03 - 06/30/03	4.25 to 1.0
07/01/03 and thereafter	4.00 to 1.0

               (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio determined as of the last day of any fiscal quarter ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Consolidated Interest Coverage Ratio

Through 03/31/05	1.75 to 1.0
04/01/05 and thereafter	2.00 to 1.0

               (c) Consolidated Debt Service Coverage Ratio. Permit the Consolidated Debt Service Coverage Ratio determined as of the last day of any fiscal quarter to be less than 1.25 to 1.0.

               7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) (i) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary and (ii) Indebtedness incurred by Renaissance Media Group LLC and its Subsidiaries resulting from Investments made pursuant to Section 7.7(h) in the form of intercompany loans so long as such Indebtedness is evidenced by a note that has been pledged and delivered to the Funding Agent pursuant to the Guarantee and Collateral Agreement;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

(d) the Helicon Preferred Stock;

(e) Indebtedness of the Borrower and its Subsidiaries (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(f) in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding;

(f) Indebtedness of the Borrower (but not any Subsidiary of the Borrower) incurred on any Threshold Transaction Date so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness shall have no scheduled amortization prior to the date that is one year after the final maturity of the Term Loans outstanding on the date such Indebtedness is incurred and (iii) the covenants and default provisions applicable to such Indebtedness shall be no more restrictive than those contained in this Agreement, provided that the requirement that such Indebtedness be incurred on a Threshold Transaction Date shall not apply in the case of any refinancing of Indebtedness previously incurred pursuant to this Section 7.2(f) so long as the interest rate and cash-pay characteristics applicable to such refinancing Indebtedness are no more onerous than those applicable to such refinanced Indebtedness;

(g) Indebtedness of any Person that becomes a Subsidiary pursuant to an Investment permitted by Section 7.7 (other than as set forth in Section 7.2(h)), so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness existed at the time of such Investment and was not created in anticipation thereof, (iii) the Borrower shall use its best efforts to cause such Indebtedness to be repaid no later than 120 days after the date of such Investment, (iv) if such Indebtedness is not repaid within such period then, until such Indebtedness is repaid, the operating cash flow of the relevant Subsidiary shall be excluded for the purposes of calculating Consolidated Operating Cash Flow (whether or not distributed to the Borrower or any of its other Subsidiaries) and (v) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this paragraph shall not exceed $250,000,000;

(h) Indebtedness of Renaissance Media Group LLC and its Subsidiaries outstanding on the First Restatement Effective Date, so long as (i) no principal shall be payable in respect of such Indebtedness until April 2008, (ii) no cash interest shall be payable in respect of such Indebtedness until October 2003 and (iii) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this paragraph shall not exceed $113,989,240 plus any amounts that accrete in respect thereof after March 31, 2003 at a per annum rate of 10.0%;

(i) letters of credit for the account of the Borrower or any of its Subsidiaries obtained other than pursuant to this Agreement, so long as the aggregate undrawn face amount thereof, together with any unreimbursed reimbursement obligations in respect thereof, does not exceed $35,000,000 at any one time;

(j) (i) Indebtedness of the CCO Parent under the Vulcan Facility, and (ii) upon the occurrence of the Guarantee and Pledge Date and after the CCO Parent shall have complied with the provisions of Section 6.13, unsecured Indebtedness of the CCO Parent maturing no earlier than 6 months after the final maturity of the Term Loans;

(k) Indebtedness incurred pursuant to the LaGrange Documents or any other sale and leaseback transaction permitted by Section 7.10; and

(l) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding.

               7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments and other governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the CCO Parent, the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits made to secure the performance of bids, tenders, trade contracts, leases, statutory or regulatory obligations, surety and appeal bonds, bankers acceptances, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case excluding obligations for borrowed money;

(e) easements, rights-of-way, municipal and zoning ordinances, title defects, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the CCO Parent, the Borrower or any of its Subsidiaries;

(f) Liens securing (i) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (C) the amount of Indebtedness secured thereby is not increased, or (ii) Indebtedness of any Excluded Acquired Subsidiary permitted under Section 7.2(g) so long as such Liens do not at any time encumber any property other than the property of Excluded Acquired Subsidiaries;

(g) Liens created pursuant to the Guarantee and Collateral Agreement securing obligations of the Loan Parties under (i) the Loan Documents, (ii) Hedge Agreements provided by any Lender or any Affiliate of any Lender and (iii) letters of credit issued pursuant to Section 7.2(i) by any Lender or any Affiliate of any Lender;

(h) any landlord’s Lien or other interest or title of a lessor under any lease or a licensor under a license entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased or licensed;

(i) (A) Liens on the Vulcan Non-CCO Collateral, and (B) upon the occurrence of the Guarantee and Pledge Date and for so long as the Vulcan Intercreditor Agreement shall be in full force and effect, on and after the first Business Day following the date that the CCO Parent shall have complied with the provisions of Section 6.13, the other Vulcan Facility Liens;

(j) Liens created under Pole Agreements on cables and other property affixed to transmission poles or contained in underground conduits;

(k) Liens of or restrictions on the transfer of assets imposed by any Governmental Authority or other franchising authority, utilities or other regulatory bodies or any federal, state or local statute, regulation or ordinance, in each case arising in the ordinary course of business in connection with franchise agreements or Pole Agreements;

(l) Liens arising from judgments or decrees not constituting an Event of Default under Section 8(j);

(m) Liens arising under or in connection with the LaGrange Documents or any other sale and leaseback transaction permitted by Section 7.10; and

(n) Liens of the Borrower and its Subsidiaries not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $20,000,000 at any one time.

               7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity);

(b) any Subsidiary of the Borrower that is a holding company with no operations may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity);

(c) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Wholly Owned Subsidiary Guarantor;

(d) any Shell Subsidiary may be dissolved; and

(e) so long as no Default or Event of Default has occurred or is continuing or would result therefrom, the CCO Parent may be merged or consolidated with any Affiliate of Paul G. Allen (provided that either (i) the CCO Parent is the continuing or surviving entity or (ii) if the CCO Parent is not the continuing or surviving entity, such continuing or surviving entity assumes the obligations of the CCO Parent under the Loan Documents to which it is a party pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agents and, in connection therewith, the Administrative Agents shall receive such legal opinions, certificates and other documents as they may reasonably request).

               7.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any Equity Interests to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions expressly permitted by Section 7.4;

(d) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e) the Disposition (directly or indirectly through the Disposition of 100% of the Equity Interests of a Subsidiary) of operating assets by the Borrower or any of its Subsidiaries (it being understood that all Exchange Excess Amounts shall be deemed to constitute usage of availability in respect of Dispositions pursuant to this Section 7.5(e)), provided that (i) on the date of such Disposition (the “Disposition Date”), no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) in any fiscal year, the Annualized Asset Cash Flow Amount attributable to the assets being disposed of, when added to the Annualized Asset Cash Flow Amount attributable to all other assets previously disposed of pursuant to this Section 7.5(e) in such fiscal year, shall not exceed an amount equal to 20% of Annualized Operating Cash Flow for the last fiscal quarter of the immediately preceding fiscal year; (iii) the Annualized Asset Cash Flow Amount attributable to the assets being disposed of, when added to the Annualized Asset Cash Flow Amount attributable to all other assets previously disposed of pursuant to this Section 7.5(e) during the period from the First Restatement Effective Date to such Disposition Date, shall not exceed an amount equal to 40% of Annualized Pro Forma Operating Cash Flow determined as of such Disposition Date; (iv) except in the case of any Exchange, at least 75% of the proceeds of such Disposition shall be in the form of cash; and (v) the Net Cash Proceeds of such Disposition shall be applied to prepay the Term Loans to the extent required by Section 2.9(a);

(f) any Exchange by the Borrower and its Subsidiaries; provided that (i) on the date of such Exchange, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) in the event that the Annualized Asset Cash Flow Amount attributable to the assets being Exchanged exceeds the annualized asset cash flow amount (determined in a manner comparable to the manner in which Annualized Asset Cash Flow Amounts are determined hereunder) of the assets received in connection with such Exchange (such excess amount, an “Exchange Excess Amount”), then, the Disposition of such Exchange Excess Amount shall be permitted by clauses (ii) and (iii) of Section 7.5(e); and (iii) the Net Cash Proceeds of such Exchange, if any, shall be applied to prepay the Term Loans to the extent required by Section 2.9(a);

(g) Dispositions by the Borrower and its Subsidiaries of property acquired after the First Restatement Effective Date (other than property acquired in connection with Exchanges of property owned on the First Restatement Effective Date), so long as (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (2) a definitive agreement to consummate such Disposition is executed no later than twelve months after the date on which relevant property is acquired and (3) such Disposition is consummated within eighteen months after the date on which the relevant property is acquired; and

(h) the Disposition by the Borrower and its Subsidiaries of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrower.

               7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the CCO Parent, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the CCO Parent, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor and any Excluded Acquired Subsidiary may make Restricted Payments to any other Excluded Acquired Subsidiary, the Borrower or any Subsidiary Guarantor;

(b) the Borrower may make distributions (directly or indirectly) to any Qualified Parent Company or any Affiliate of the Borrower for the purpose of enabling such Person to make scheduled interest payments in respect of its Qualified Indebtedness, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) each such distribution shall be made on a Threshold Transaction Date (except in the case of any distribution made for the purpose of paying interest on (x) Qualified Indebtedness to the extent that the Net Cash Proceeds thereof were contributed to the Borrower as a capital contribution, (y) Qualified Indebtedness incurred to refinance such Qualified Indebtedness or (z) the Senior Notes or any Indebtedness incurred to refinance the Senior Notes) (it being understood that, in the event that any Qualified Indebtedness is used for any of the purposes described in clause (x), (y) or (z) of the preceding parenthetical and for other purposes, the portion used for such purposes described in such clause will be entitled to the exclusion created by the preceding parenthetical) and (iii) each such distribution shall be made no earlier than three (3) Business Days prior to the date the relevant interest payment is due;

(c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make distributions to any Qualified Parent Company or direct payments to be used to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of any Qualified Parent Company held by any member of management of Holdings, the

CCO Parent or any other Qualified Parent Company, the Borrower or any of its Subsidiaries pursuant to any management equity subscription agreement or stock option agreement, provided that the aggregate amount of such distributions shall not exceed $10,000,000 in any fiscal year of the Borrower;

(d) the Borrower may make distributions to any Qualified Parent Company to permit such Qualified Parent Company to pay (i) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred for the purpose of any issuance, sale or incurrence by such Qualified Parent Company of Equity Interests or Indebtedness (including in connection with an exchange of securities or a tender for outstanding debt securities) to the extent that such Qualified Parent Company does not have a combination of Unrestricted Cash and the cash proceeds of such issuance, sale or incurrence sufficient to pay such amounts, provided, that such amounts shall be allocated in an appropriate manner (determined after consultation with the Administrative Agents) among the Borrower and the Silo Holding Companies and any Restricted Payments permitted under this Section 7.6(d) shall be limited to the Borrower and its Subsidiaries’ allocable portion thereof, (ii) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose, or (iii) other administrative expenses (including legal, accounting, other professional fees and costs, printing and other such fees and expenses) incurred in the ordinary course of business, in an aggregate amount in the case of this clause (iii) not to exceed $2,000,000 in any fiscal year;

(e) in respect of any calendar year or portion thereof during which the Borrower is a Flow-Through Entity, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make distributions (directly or indirectly) to the direct or indirect holders of the Equity Interests of the Borrower that are not Flow-Through Entities, in an amount sufficient to permit each such holder to pay the actual income taxes (including required estimated tax installments) that are required to be paid by it with respect to the combined taxable income of the Qualified Parent Companies, the Borrower, its Subsidiaries and any Non-Recourse Subsidiaries in any calendar year, as estimated by the Borrower in good faith, provided, that such amounts shall be allocated in an appropriate manner (determined after consultation with the Administrative Agents) among the Borrower and the Silo Holding Companies and any Restricted Payments permitted under this Section 7.6(e) shall be limited to the taxes properly allocable to Borrower and its Subsidiaries;

(f) Helicon may make the Restricted Payments consisting of distributions or dividends on or redemptions of the Helicon Preferred Stock; and

(g) The Borrower may make Restricted Payments in the amount of any payment or amount received, directly or indirectly, by it from any Specified Non-Recourse Subsidiary.

               7.7. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a significant part of a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(e) Investments (including capital expenditures) by the Borrower or any of its Subsidiaries in (i) the Borrower or any Subsidiary that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor, or (ii) any then existing Subsidiary that is not a Subsidiary Guarantor if, as a result of such Investment, such Subsidiary becomes a Wholly Owned Subsidiary Guarantor concurrently therewith;

(f) acquisitions by the Borrower or any Wholly Owned Subsidiary Guarantor of operating assets (substantially all of which consist of cable systems), directly through an asset acquisition or indirectly through the acquisition of 100% of the Equity Interests of a Person substantially all of whose assets consist of cable systems, provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate Consideration (excluding Consideration paid with the proceeds of Paul Allen Contributions and Consideration consisting of operating assets transferred in connection with Exchanges) paid in connection with such acquisitions, other than acquisitions consummated on a Threshold Transaction Date, shall not exceed $750,000,000 during the term of this Agreement;

(g) the Borrower or any of its Subsidiaries may contribute cable systems to any Non-Recourse Subsidiary (other than a Specified Non-Recourse Subsidiary) so long as (i) such Disposition is permitted pursuant to Section 7.5(e), (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) after giving effect thereto, the Consolidated Leverage Ratio shall be equal to or lower than the Consolidated Leverage Ratio in effect immediately prior thereto and (iv) the Equity Interests received by the Borrower or any of its Subsidiaries in connection therewith shall be pledged as Collateral (either directly or through a holding company parent of such Non-Recourse Subsidiary so long as such parent is a Wholly Owned Subsidiary Guarantor);

(h) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $300,000,000 outstanding at any time (initially valued at cost and giving effect to all payments received in respect thereof whether constituting dividends, prepayment, interest, return on capital or principal or otherwise); provided, that (i) no such Investment may be made at any time when Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Investments shall not be used, directly or indirectly, to repurchase or purchase any Indebtedness of any member of the Charter Group (other than Indebtedness permitted under Section 7.2(h) and other than making of loans and advances); and (iii) Investments in or to members of the Charter Group (other than Subsidiaries of the Borrower and the Specified Non-Recourse Subsidiaries) shall not exceed in an aggregate amount $100,000,000 outstanding at any time (initially valued at cost and giving effect to all payments received in respect thereof whether constituting dividends, prepayment, interest, return on capital or principal or otherwise); provided further, that if any such Investments consist of loans or advances made by any Loan Party (other than Holdings and, prior to the Guarantee and Pledge Date, the CCO Parent) to a member of the Charter Group that is not a Loan Party, such loans or advances shall be evidenced by a promissory note and pledged to the Funding Agent pursuant to the Guarantee and Collateral Agreement; and

(i) (i) the Borrower and its Subsidiaries may make Investments in any Non-Recourse Subsidiary with the proceeds of (x) distributions from any Specified Non-Recourse Subsidiary or

(y) capital contributions received from any Designated Holding Company; and (ii) any Excluded Acquired Subsidiary may make investments in any other Excluded Acquired Subsidiary.

Notwithstanding anything to the contrary in this Agreement, in no event shall the sum of (i) the aggregate amount of letters of credit and surety arrangements (including unreimbursed reimbursement obligations in respect thereof) and security deposits posted by the Borrower or any of its Subsidiaries in connection with potential Investments (including pursuant to letters of intent) and (ii) the aggregate outstanding amount of L/C Obligations, exceed $350,000,000 at any one time.

               7.8. Certain Payments and Modifications Relating to Indebtedness and Management Fees. (a) Make or offer to make any payment, prepayment, repurchase, purchase or redemption in respect of, or otherwise optionally or voluntarily defease or segregate funds with respect to (collectively, “prepayment”), any Specified Long Term Indebtedness, other than (i) the payment of scheduled interest payments required to be made in cash, (ii) the prepayment of Specified Subordinated Debt with the proceeds of other Specified Long-Term Indebtedness or of Loans, (iii) the prepayment of any Specified Long-Term Indebtedness with the proceeds of other Specified Long-Term Indebtedness, so long as such new Indebtedness has terms no less favorable to the interests of the Borrower and the Lenders than those applicable to the Indebtedness being refinanced, and (iv) prepayment of Indebtedness permitted under Section 7.2(g) or 7.2(h).

               (b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any of the terms of any Specified Long-Term Indebtedness, other than any such amendment, modification, waiver or other change that (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or is immaterial to the interests of the Lenders and (B) does not involve the payment of a consent fee or (ii) any of the terms of the Vulcan Facility Documents if the result of such amendment, modification, waiver or other change would have an adverse effect on the LLC Arrangement or on the Funding Agent’s rights for the benefit of the Lenders with respect to the LLC Arrangement or on the Collateral or in the Funding Agent’s rights therein for the benefit of the Lenders.

               (c) Make or agree to make any payment in respect of management fees to any Person, directly or indirectly, other than (i) to the Borrower or a Wholly Owned Subsidiary Guarantor, (ii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, to Charter Investments, Inc. with respect to management fees previously accrued for which payment was deferred in an amount not to exceed $14,000,000, and (iii) any amounts required to be paid or reimbursed to the manager under the Management Fee Agreement with respect to actual costs, fees, expenses, and other similar amounts thereunder, without any mark-up or premium.

               (d) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Management Fee Agreement, other than any such amendment, modification, waiver or other change that (i) (x) would extend the due date or reduce (or increase to the amount permitted by Section 7.8(c)) the amount of any payment thereunder or (y) does not adversely affect the interests of the Lenders (it being understood that a change in the manager thereunder to another member of the Charter Group does not adversely affect the interests of the Lenders) and (ii) does not involve the payment of a consent fee.

               7.9. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions between or among the CCO Parent, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) not prohibited under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. The foregoing restrictions shall not apply to transactions expressly permitted by Section 7.6, Section 7.7(h) or Section 7.8(c) or amounts paid under the Management Fee Agreement.

               7.10. Sales and Leasebacks. Enter into any arrangement (other than pursuant to the LaGrange Documents) with any Person (other than Subsidiaries of the Borrower) providing for the leasing by the CCO Parent, the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the CCO Parent, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the CCO Parent, the Borrower or such Subsidiary unless, after giving effect thereto, the aggregate outstanding amount of Attributable Debt does not exceed $125,000,000.

               7.11. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

               7.12. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the CCO Parent, the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure obligations under Credit Facilities other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) pursuant to Contractual Obligations assumed in connection with Investments (but not in contemplation thereof) so long as the maximum aggregate liabilities of the CCO Parent, the Borrower and its Subsidiaries pursuant thereto do not exceed $2,000,000 at any time, (d) any indenture (or similar agreement) and any other document or instrument governing Indebtedness of the CCO Parent permitted hereby or a Qualified Parent Company so long as such restrictions are no more onerous than those contained in the Senior Note Indenture (other than restrictions based on satisfying a leverage ratio condition), (e) the prohibitions and limitations on the LaGrange Entities pursuant to the LaGrange Documents, (f) pursuant to agreements governing Indebtedness assumed in connection with the acquisition of any Person that becomes a Subsidiary pursuant to Section 7.7(f) or (h) so long as such Indebtedness is permitted under Section 7.2(g) or (l) and such Indebtedness was not created or incurred in contemplation of such acquisition and such restrictions apply only to such acquired Subsidiary and its Subsidiaries, (g) as contained in the documents governing Indebtedness permitted under Section 7.2(h) as in effect on the Second Restatement Effective Date, (h) customary provisions in leases and licenses entered into in the ordinary course of business consistent with past practices and as required in any franchise permit, (i) customary restrictions in an agreement to Dispose of assets in a transaction permitted under Section 7.5 solely to the extent that such restriction applies solely to the assets to be so Disposed, and (j) the Vulcan Facility Documents solely with respect to the Vulcan Non-CCO Collateral.

               7.13. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary in a transaction otherwise permitted by this Agreement, (iii) any restrictions referred to in clauses (a), (b) and (c) above contained in the Senior Note Indenture or in any other document governing the issuance of notes or other securities in a private placement or a registered securities offering so long as such restrictions, are no more onerous than those contained in the Senior Note Indenture (other than restrictions based on satisfying a leverage ratio condition or equity proceeds and capital contributions baskets), (iv) the encumbrances and restrictions on the LaGrange Entities pursuant to the LaGrange Documents, (v) any restrictions contained in documents governing Indebtedness permitted under Section 7.2(f), 7.2(j)(ii) or 7.2(l) so long as such restrictions are no more onerous than those contained in the Loan Documents, (vi) any restrictions contained in the Vulcan Facility Documents other than as relating to Restricted Payments, which shall be no more onerous than those contained in the Loan Documents, (vii) any restrictions contained in agreements governing Indebtedness assumed in connection with the acquisition of any Person that becomes a Subsidiary pursuant to Section 7.7(f) or (h) so long as such Indebtedness is permitted under Section 7.2(g) or (l) and such Indebtedness was not created or incurred in contemplation of such acquisition and such restrictions apply only to such acquired Subsidiary and its Subsidiaries, (viii) restrictions contained in the documents governing Indebtedness permitted under Section 7.2(h) as in effect on the Second Restatement Effective Date, (ix) customary restrictions in an agreement to Dispose of assets in a transaction permitted under Section 7.5 solely to the extent that such restriction applies solely to the assets to be so Disposed, (x) customary anti-assignment provisions in leases and licenses entered into in the ordinary course of business consistent with past practices and as required in any franchise permit, and (xi) restrictions governing Indebtedness permitted under Section 7.2(e) to the extent prohibiting transfers of the assets financed with such Indebtedness.

               7.14. Lines of Business; Holding Company Status. (a) Enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which the Borrower and its Subsidiaries are significantly engaged on the First Restatement Effective Date and (ii) businesses which are reasonably similar or related thereto or reasonable extensions thereof but not, in the case of this clause (ii), in the aggregate, material to the overall business of the Borrower and its Subsidiaries (collectively, “Permitted Lines of Business”), provided, that, in any event, the Borrower and its Subsidiaries will continue to be primarily engaged in the businesses in which they are primarily engaged on the First Restatement Effective Date.

               (b) In the case of the Borrower, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Equity Interests of other Persons or (ii) own, lease, manage or otherwise operate any properties or assets other than Equity Interests of other Persons.

               7.15. Investments in the Borrower. In the case of the CCO Parent, make any Investment in the Borrower other than in the form of a capital contribution, a loan so long as such loan is evidenced by a note and pledged to the Funding Agent pursuant to the Guarantee and Collateral Agreement or a Guarantee Obligation in respect of any obligation of the Borrower.

               7.16. CCO Parent. In the case of the CCO Parent, (i) conduct, transact or otherwise engage in, commit to conduct, transact or otherwise engage in, or hold itself out as conducting transacting or otherwise engaging in, any business or operations other than (A) those incidental to its ownership of the Equity Interests of the Borrower and the Vulcan Non-CCO Collateral and (B) such transactions as it is not prohibited from entering into under Section 7 (or would not cause a Specified Default Trigger), (ii) own, lease, manage or otherwise operate any properties or assets other than Equity Interests of the Borrower, the Vulcan Non-CCO Collateral, Intercompany Notes, Indebtedness owing by any Person and the Equity Interests of any other Person acquired by it in a transaction that is not prohibited by this Agreement, (iii) incur any obligations (including Indebtedness) or liabilities other than obligations under the Loan Documents, Indebtedness under Section 7.2(j) and other customary obligations incidental to its existence and ownership of the Vulcan Non-CCO Collateral and liabilities and obligations related to the purchase or ownership of Indebtedness that it is not prohibited from purchasing or owning pursuant to any Loan Document, (iv) Dispose of the Equity Interests of the Borrower, or (v) use any proceeds or amounts received from the Borrower or any of its Subsidiaries (other than with the proceeds or amounts paid to the Borrower and its Subsidiaries by any Specified Non-Recourse Subsidiary) for purposes of enabling it to effect any transaction prohibited under Section 7.7(h)(ii).

               7.17. Specified Non-Recourse Subsidiaries. Permit any Silo Holding Company or any Person or Persons described in clause (c) of the definition of “Specified Non-Recourse Subsidiary” related to such Silo Holding Company (such Silo Holding Company and all such other Persons, taken as a whole, a “Silo”) to use, directly or indirectly, any portion of the proceeds from the Disposition of all or substantially all of the assets (including, without limitation, Equity Interests) of any Silo to repurchase or purchase any Indebtedness of any member of the Charter Group other than Indebtedness of the Borrower and its Subsidiaries under the Facility if an Event of Default under Section 8(a), 8(g) or 8(h) shall have occurred and be continuing.

               7.18. Limited Liability Company Agreements. (i) At any time when the LLC Arrangement is in effect, amend the LLC Agreement to impair, reduce or otherwise modify the rights of the Funding Agent under the LLC Agreement or otherwise take any other actions that will have such effect, or (ii) amend or permit any Subsidiary of the Borrower to amend, its limited liability company agreement or operating agreement causing any Equity Interests in the Borrower or such Subsidiary to constitute a security under Section 8-103 of the Uniform Commercial Code in the State of New York or the corresponding code or statute of any other applicable jurisdiction.

               7.19. Transactions Prior to Guarantee and Pledge Date. Prior to the occurrence of the Guarantee and Pledge Date and the CCO Parent having complied with the provisions of Section 6.13, take any action, engage in any transaction or incur any obligation or permit any Restricted Subsidiary (as defined in the Senior Note Indenture) of Holdings to take any action, engage in any transaction or incur any obligation that Holdings or any of its Restricted Subsidiaries could not take, engage in or incur without having satisfied the Leverage Condition.

SECTION 8. EVENTS OF DEFAULT

               If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by Holdings (solely to the extent it expressly makes representations and warranties in Section 4), the CCO Parent, the Borrower and any of its Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) Holdings (solely to the extent it expressly agrees to be bound by any covenants in Section 6 or Section 7), the CCO Parent, the Borrower and any of its Subsidiaries shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a)

(with respect to the CCO Parent and the Borrower only), Section 6.7(a), Section 6.13 or Section 7 of this Agreement or Sections 6.4 and 6.6(b) of the Guarantee and Collateral Agreement; or

(d) Holdings (solely to the extent it expressly agrees to be bound by any covenants in Section 6), the CCO Parent, the Borrower and any of its Subsidiaries shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Funding Agent or the Required Lenders; or

(e) Holdings, the CCO Parent, the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without duplication, any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) have any Prepayment Obligation with respect to any Indebtedness of such Person; or (iii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iv) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that, a default, event or condition described in clause (i), (ii), (iii) or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii) or (iv) of this paragraph (e) shall have occurred and be continuing with respect to such Indebtedness the outstanding aggregate principal amount of which exceeds $50,000,000; or

(f) with respect to any Intermediate Holding Company, (i) a default, event or condition of the type described in Section 8(e) shall occur and be continuing with respect to any Indebtedness (including, without duplication, any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) that is Marketable Indebtedness or Charter Group Indebtedness and the outstanding aggregate principal amount of which exceeds $50,000,000; (ii) a default, event or condition of the type described in clause (i), (ii) or (iii) of Section 8(e) shall occur and be continuing with respect to any Indebtedness (including, without duplication, any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) that is not Marketable Indebtedness or Charter Group Indebtedness and the outstanding aggregate principal amount of which exceeds $50,000,000; or (iii) a default, event or condition of the type described in clause (iv) of Section 8(e) shall occur or exist with respect to any Indebtedness that is not Marketable Indebtedness or Charter Group Indebtedness (including, without duplication, any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) the aggregate outstanding principal amount of which exceeds $200,000,000; or

(g) (i) Holdings, the CCO Parent, the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of their assets or Holdings, the CCO Parent, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the CCO Parent, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the CCO Parent, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the CCO Parent, the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the CCO Parent, the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) any Intermediate Holding Company shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of their assets or any Intermediate Holding Company shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Intermediate Holding Company any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Intermediate Holding Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Intermediate Holding Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Intermediate Holding Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(i) (i) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (iv) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(j) one or more judgments or decrees shall be entered against the CCO Parent, the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(k) the Guarantee and Collateral Agreement shall cease, for any reason (other than the gross negligence or willful misconduct of the Funding Agent), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by the Guarantee and Collateral Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(l) (i) the Paul Allen Group shall cease to have the power, directly or indirectly, to vote or direct the voting of Equity Interests having at least 51% (determined on a fully diluted basis) of the ordinary voting power for the management of the Borrower; (ii) the Paul Allen Group shall cease to own of record and beneficially, directly or indirectly, Equity Interests of the Borrower representing at least 25% (determined on a fully diluted basis) of the economic interests therein; (iii) a Specified Change of Control shall occur; (iv) the Borrower shall cease to be a direct Wholly Owned Subsidiary of the CCO Parent; or (v) Specified Non-Recourse Holdco shall cease to be a direct Wholly Owned Subsidiary of the Borrower; or

(m) the Borrower or any of its Subsidiaries shall have received a notice of termination or suspension with respect to any of its CATV Franchises or CATV Systems from the FCC or any Governmental Authority or other franchising authority or the Borrower or any of its Subsidiaries or the grantors of any CATV Franchises or CATV Systems shall fail to renew such CATV Franchises or CATV Systems at the stated expiration thereof if the percentage represented by such CATV Franchises or CATV Systems and any other CATV Franchises or CATV Systems which are then so terminated, suspended or not renewed of Consolidated Operating Cash Flow for the 12-month period preceding the date of the termination, suspension or failure to renew, as the case may be, (giving pro forma effect to any acquisitions or Dispositions that have occurred since the beginning of such 12-month period as if such acquisitions or Dispositions had occurred at the beginning of such 12-month period), would exceed 10%, unless (i) an alternative CATV Franchise or CATV System in form and substance reasonably satisfactory to the Required Lenders shall have been procured and come into effect prior to or concurrently with the termination or expiration date of such terminated, suspended or non-renewed CATV Franchise or CATV System or (ii) the Borrower or such Subsidiary continues to operate and retain the revenues received from such systems after the stated termination or expiration and is engaged in negotiations to renew or extend such franchise rights and obtains such renewal or extension within one year following the stated termination or expiration, provided that such negotiations have not been terminated by either party thereto, such franchise rights or the equivalent thereof have not been awarded on an exclusive basis to a third Person and no final determination (within the meaning of Section 635 of the Communications Act of 1934, as amended) has been made that the Borrower or such Subsidiary is not entitled to the renewal or extension thereof; or

(n) the Borrower shall default in the observance or performance of the provisions Section 6.12, and such default shall continue unremedied for a period of 30 days after the occurrence of such default; or

(o) the LLC Arrangement shall cease, for any reason (other than the gross negligence or willful misconduct of the Funding Agent), to be in full force and effect prior to the termination of such LLC Arrangement as provided in the LLC Agreement, or the Borrower or any Affiliate of

the Borrower shall so assert, or any member of the Charter Group shall contest the validity of the LLC Arrangement; or

(p) at any time prior to the CCO Parent having taken the actions contemplated by Section 6.13 and the Assumption Agreement becoming effective, a Specified Default Trigger shall occur or exist;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Funding Agent may, or upon the request of the Required Lenders, the Funding Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Funding Agent may, or upon the request of the Required Lenders, the Funding Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Funding Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Funding Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

               9.1. Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

               (b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Agents in this Section 9 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Section 9 and in the definition of “Agent Related Person” included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

               (c) The Funding Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swingline Lender (if applicable) and Issuing Lender (if applicable)) hereby irrevocably appoints and authorizes the Funding Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Funding Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Funding Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Guarantee and Collateral Agreement, or for exercising any rights and remedies thereunder at the direction of the Funding Agent), shall be entitled to the benefits of all provisions of this Section 9 (including, without limitation, Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

               9.2. Delegation of Duties. Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Guarantee and Collateral Agreement or of exercising any rights and remedies thereunder at the direction of the Funding Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

               9.3. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Guarantee and Collateral Agreement, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

               9.4. Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

               (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Funding Agent shall have received notice from such Lender prior to the proposed Second Restatement Effective Date specifying its objection thereto.

               9.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Funding Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Funding Agent will notify the Lenders of its receipt of any such notice. The Funding Agent shall take such action with respect to such Default as may be reasonably directed by the Required Lenders in accordance with Section 8; provided, however, that unless and until the Funding Agent has received any such direction, the Funding Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

               9.6. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

               9.7. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Agent-Related Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Materials of Environmental Concern on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any liability under any Environmental Law related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Agent-Related Person is a party thereto (all the foregoing, collectively, the “Agent Indemnified Liabilities”) incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Loans, the payment of all other obligations of the Loan Parties hereunder and the resignation of such Agent.

               9.8. Agents in their Individual Capacities. Each Agent, in its individual capacity and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent, in its individual capacity were not an Agent or the Issuing Lender (if applicable) hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each Agent, in its individual capacity, or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, each Agent, in its individual capacity, shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or the Issuing Lender (if applicable), and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

               9.9. Successor Agents. Any Agent may resign as Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America, N.A. shall also constitute its resignation as the Issuing Lender and Swingline Lender. If any Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8(a) or 8(g) with respect to the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent, the Issuing Lender and Swingline Lender and the respective terms “Administrative Agent,” “Funding Agent,” “Issuing Lender” and “Swingline Lender” shall mean such successor agent, Letter of Credit issuer and Swingline lender, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated and the retiring Issuing Lender’s and Swingline Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swingline Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. In addition, upon the acceptance of any appointment as Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Guarantee and Collateral Agreement, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

               9.10. Funding Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Funding Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Funding Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 3.3, 2.6 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Funding Agent and, in the event that the Funding Agent shall consent to the making of such payments directly to the Lenders, to pay to the Funding Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.6 and 10.5.

               Nothing contained herein shall be deemed to authorize the Funding Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize the Funding Agent to vote in respect of the claim of any Lender in any such proceeding.

               9.11. Collateral, Guaranty and Related Matters. The Lenders irrevocably authorize the Funding Agent,

(a) to release any Lien on any property granted to or held by the Funding Agent under any Loan Document (i) upon termination of the Facility and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) that is Disposed or to be Disposed as part of or in connection with any transaction not prohibited hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction not prohibited hereunder or under any other Loan Document;

(c) to deliver the LLC Arrangement Notice under the LLC Agreement; and

(d) enter into the Vulcan Intercreditor Agreement.

               Upon request by the Funding Agent at any time, the Required Lenders will confirm in writing the Funding Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Funding Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Guarantee and Collateral Agreement, or to release such Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

               9.12. Other Agents; Arrangers and Managers. Notwithstanding any provision to the contrary elsewhere in this Agreement (including the circumstance that the Administrative Agents shall have certain rights regarding notification, consents and other matters, to the extent expressly provided herein), no Agent other than the Funding Agent shall have any duties or responsibilities hereunder or under any other Loan Document, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “book manager,” “lead manager,” “bookrunner,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders, the Agents or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders, the Agents or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 10. MISCELLANEOUS

               10.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agents and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agents, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby; (ii) eliminate or reduce any voting rights under this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release any material Guarantor from its obligations under the Guarantee and Collateral Agreement (in each case except in connection with Dispositions consummated or approved in accordance with the other terms of this Agreement), in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (iv) amend, modify or waive any provision of Section 9 without the written consent of each affected Agent; (v) amend, modify or waive any provision of Section 2.4 or 2.5 without the written consent of the Swingline Lender; or (vi) amend, modify or waive any provision of Section 3 without the written consent of each affected Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. It is understood that, with respect to any voting required by this Section 10.1, all members of a particular Specified Intracreditor Group shall vote as a single unit.

               10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the CCO Parent, the Borrower, the Administrative Agents and the Funding Agent, and as set forth in an administrative questionnaire delivered to the Funding Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Any Loan Party:	c/o Charter Communications Holdings, LLC 12405 Powerscourt Drive St. Louis, Missouri 63131 Attention: Eloise E. Schmitz Telecopy: (314) 965-6492 Telephone: (314) 543-2474

The Administrative Agents:	Bank of America, N.A. 335 Madison Avenue New York, New York 10017 Attention: Fred Zagar Telecopy: (212) 503-7080 Telephone: (212) 503-8242

with a copy to: Bank of America, N.A. 901 Main Street Dallas, Texas 75202-3714 Attention: Renita Cummings Telecopy: (214) 290-8371 Telephone: (214) 209-4130

JPMorgan Chase Bank 111 Fannin Street, 10th Floor Houston, Texas 77002 Attention: Veronica Nixon Telecopy: (713) 750-2358 Telephone: (713) 750-7933

The Funding Agent:	Bank of America, N.A. 901 Main Street Dallas, Texas 75202-3714 Attention: Charlotte Conn 901 Main Street Telecopy: (214) 290-9653 Telephone: (214) 209-1225

with a copy to: Bank of America, N.A. 901 Main Street

Dallas, Texas 75202-3714 Attention: Renita Cummings Telecopy: (214) 290-8371 Telephone: (214) 209-4130

provided that any notice, request or demand to or upon the Funding Agent, the Administrative Agents or the Lenders shall not be effective until received.

               10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

               10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, or waiver or forbearance of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one firm of counsel to the Funding Agent and the Administrative Agents and filing and recording fees and expenses, (b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights, privileges, powers or remedies under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of counsel selected by the Funding Agent and reasonably acceptable to the Administrative Agent that is not acting as Funding Agent (or, in the event that such Administrative Agent determines in good faith that issues apply to it that are not applicable to the Funding Agent or, with respect to an issue as to which another counsel is proposed to be engaged, that its interests are different from those of the Funding Agent, one additional firm of counsel selected by such Administrative Agent), together with any special or local counsel, to the Funding Agent and the Administrative Agents and not more than one other firm of counsel to the Lenders, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay or reimburse all reasonable fees and expenses of the Financial Advisor, jointly and severally with any other members of the Charter Group agreeing to pay or reimburse such fees and expenses, provided, that the amounts payable under this clause (d) shall be subject to the limitation with respect to the engagement of the Financial Advisor as agreed prior to the Second Restatement Effective Date or as otherwise agreed hereafter in writing from time to time by the Borrower or CCI, (e) if any Event of Default shall have occurred, to pay or reimburse all reasonable fees and expenses of a financial advisor engaged on behalf of, or for the benefit of, the Agents and the Lenders (including, without limitation, through an extension of the engagement of the Financial Advisor) accruing from and after the occurrence of such Event of Default, (f) to pay, indemnify, and hold each Lender, each Agent, their affiliates and their respective officers, directors, trustees, employees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the CCO Parent, the Borrower any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document, and (g) to pay, indemnify, and hold each Indemnitee harmless from and against any actual or prospective claim, litigation, investigation or proceeding relating to any of the matters described in clauses (a) through (e) above, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding, and regardless of whether such claim, investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee, whether or not any Indemnitee is a party thereto and whether or not the Second Restatement Effective Date has occurred) and the reasonable fees and expenses of legal counsel in connection with any such claim, litigation, investigation or proceeding (all the foregoing in clauses (f) and (g), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 15 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Eloise E. Schmitz (Telephone No. (314) 543-2474) (Telecopy No. (314) 965-6492), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agents. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

               10.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of Holdings, the CCO Parent, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that none of Holdings, the CCO Parent or the Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

               (b) Any Lender may, without the consent of the Borrower or the Funding Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 with respect to its participation in the Revolving Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

               (c) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender, any affiliate of any Lender or any Approved Fund or, with the consent of the Borrower and the Funding Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Funding Agent for its acceptance and recording in the Register; provided, that in any event the consent of the Borrower and the Funding Agent (which, in each case, shall not be unreasonably withheld or delayed) shall be required in the case of any assignment of a Revolving Commitment to an Assignee that is not already a Revolving Lender; provided further, that, except in the case of an assignment of all of a Lender’s interests under this Agreement, no such assignment to an Assignee (other than any Lender, any affiliate of any Lender or any Approved Fund, each an “Intracreditor Assignee”; any Lender and its Approved Funds utilizing this exception after the First Restatement Effective Date with respect to an Approved Fund being collectively referred to (unless otherwise agreed by the Borrower and the Funding Agent) as a “Specified Intracreditor Group”) shall (i) be in an aggregate principal amount of less than (x) $5,000,000, in the case of the Revolving Facility and the Tranche A Term Facility or (y) $1,000,000, in the case of the Tranche B Term Facility and the Incremental Term Facility or (ii) cause the Assignor to have Aggregate Exposure of less than (x) $3,000,000, in the case of the Revolving Facility and the Tranche A Term Facility or (y) $1,000,000, in the case of the Tranche B Term Facility and the Incremental Term Facility, in the case of either clause (i) or (ii), unless otherwise agreed by the Borrower and the Funding Agent; provided further that, except in the case of an assignment of all of a Lender’s interests under this Agreement, no such assignment to an Intracreditor Assignee shall (i) be in an aggregate principal amount of less than (x) $1,000,000, in the case of the Revolving Facility, and (y) $250,000, in the case of any other Facility, or (ii) cause the Assignor to have Aggregate Exposure of less than (x) $1,000,000, in the case of the Revolving Facility, and (y) $250,000, in the case of any other Facility, in each case unless otherwise agreed by the Borrower and the Funding Agent. For purposes of clauses (i) and (ii) of the preceding sentence, the amounts described therein shall be aggregated in respect of each Lender and its related Approved Funds, if any. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default pursuant to Section 8(a) or 8(g) shall have occurred and be continuing. On the effective date of any Assignment and Acceptance, the Funding Agent shall give notice of the terms thereof to the Administrative Agent that is not serving as Funding Agent.

               (d) The Funding Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee. The Funding Agent will promptly send a copy of the Register to the Borrower upon request.

               (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Funding Agent of a registration and processing fee of $3,500 (with only one such fee being payable in connection with simultaneous assignments to or by two or more related Approved Funds), the Funding Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

               (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan to any Federal Reserve Bank in accordance with applicable law.

               10.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the amounts owing to it hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the amounts owing to such other Lender hereunder, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the amounts owing to each such other Lender hereunder, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

               (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the CCO Parent or the Borrower, any such notice being expressly waived by the CCO Parent and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the CCO Parent or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the CCO Parent or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Funding Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

               10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agents.

               10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               10.10. Integration. This Agreement and the other Loan Documents represent the agreement of Holdings, the CCO Parent, the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

               10.11. Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

               10.12. Submission to Jurisdiction; Waivers. Each of Holdings, the CCO Parent and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings, the CCO Parent or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Funding Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

               10.13. Acknowledgments. Each of Holdings, the CCO Parent and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Agent nor any Lender has any fiduciary relationship with or duty to Holdings, the CCO Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings, the CCO Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among Holdings, the CCO Parent, the Borrower and the Agents and the Lenders.

               10.14. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any Lender or any affiliate of any Lender or any Approved Fund (each, a “Lender Party”), (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have a need to know, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.14). Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender Party may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Lender Party relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               10.15. Waivers of Jury Trial. Holdings, the CCO Parent, the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHARTER COMMUNICATIONS HOLDINGS, LLC

By:	/s/ ELOISE E. SCHMITZ

Name: Eloise E. Schmitz Title: Vice President

CHARTER COMMUNICATIONS OPERATING, LLC

By:	/s/ ELOISE E. SCHMITZ

Name: Eloise E. Schmitz Title: Vice President

BANK OF AMERICA, N.A., as Funding Agent

By:	/s/ F.A. ZAGAR

Name: F.A. Zagar Title: Managing Director

BANK OF AMERICA, N.A., as an Administrative Agent

By:	/s/ F.A. ZAGAR

Name: F.A. Zagar Title: Managing Director

JPMORGAN CHASE BANK, as an Administrative Agent

By:	/s/ EDMOND DEFOREST

Name: Edmond DeForest Title: Vice President

TD SECURITIES (USA) INC., as Syndication Agent

By:	/s/ AMY G. JOSEPHSON

Name: Amy G. Josephson Title: Managing Director

Annex A

PRICING GRID

Consolidated
Leverage Ratio	Applicable Margin for Eurodollar Loans				Applicable Margin for ABR Loans				Commitment Fee Rate

	ER/EA	RR/RA	B	EI	ER/EA	RR/RA	B	EI

Greater than 4.50 to 1.0	2.75%	2.75%	3.25%	3.25%	1.75%	1.75%	2.25%	2.25%	0.375%

Greater than 4.00 to 1.0 but less than or equal to 4.50 to 1.0	2.50%	2.75%	3.00%	3.00%	1.50%	1.75%	2.00%	2.00%	0.375%

Greater than 3.00 to 1.0 but less than or equal to 4.00 to 1.0	2.25%	2.50%	3.00%	3.00%	1.25%	1.50%	2.00%	2.00%	0.375%

Greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0	2.125%	2.25%	3.00%	3.00%	1.125%	1.25%	2.00%	2.00%	0.375%

Less than or equal to 2.50 to 1.0	2.00%	2.00%	3.00%	3.00%	1.00%	1.00%	2.00%	2.00%	0.250%

               As used above, (a) “ER/EA” refers to Existing Revolving Loans and Existing Tranche A Term Loans, (b) “RR/RA” refers to Restatement Revolving Loans, Swingline Loans and Restatement Tranche A Term Loans, (c) “B” refers to Tranche B Term Loans and (d) “EI” refers to Existing Incremental Term Loans.

               Each of the Applicable Margins referred to in the Pricing Grid (but not the Commitment Fee Rate) will be reduced by 0.25% per annum if the Consolidated Interest Coverage Ratio (determined from time to time as provided in the next paragraph) is greater than or equal to 2.15 to 1.0.

               Changes in the Applicable Margin or in the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio shall become effective on the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the highest rates referred to in the Pricing Grid shall be applicable. In addition, the highest

2

rates referred to in the Pricing Grid shall be applicable at all times while an Event of Default shall have occurred and be continuing. Each determination of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio pursuant to the Pricing Grid shall be made in the manner contemplated by Section 7.1.